                                                                  EXHIBIT 10.8

                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT ("Agreement") is entered into as of May 26th, 1999 ("Effective Date") by and between RIGEL PHARMACEUTICALS, INC., a Delaware corporation ("Rigel") with its offices at 240 East Grand Avenue, South San Francisco, CA 94080, and NOVARTIS PHARMA AG, a Swiss corporation ("Novartis") with offices at Lichtstrasse 35, CH-4058, Basel, Switzerland (collectively, "Parties"; individually, a "Party").

                                    RECITALS

         WHEREAS, Rigel is a leader in the discovery and validation of intracellular target molecules involved in the modulation of human disease; and

         WHEREAS, Novartis is engaged in the research, development, marketing, manufacture and distribution of pharmaceutical compounds useful in treating or preventing human diseases and conditions; and

         WHEREAS, Rigel and Novartis desire to enter into a collaborative relationship to conduct research on intracellular target molecules and to discover, develop and manufacture pharmaceutical products useful for treating or preventing diseases associated with human disease; and

         WHEREAS, Novartis is purchasing two million (2,000,000) shares of Rigel Series D Preferred Stock with a total value of US$4 million pursuant to a stock purchase agreement between the Parties of even date herewith (the "Stock Purchase Agreement"), and the Parties are further entering into an Equity Option Agreement pursuant to which Novartis may purchase up to an additional US$10 million in value of Rigel equity;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.       DEFINITIONS

         As used herein, the following terms (whether used in their singular or plural form) shall have the following meanings:

         "AFFILIATE" shall mean, with respect to a Party to this Agreement, any other entity, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with, such Party. A business entity or Party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any lawful means whatsoever.


                                       1.
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         "AT-NOVARTIS PROJECT" shall mean a Program of Research performed by
Novartis as provided in Section 4.2 hereof.

         "B-CELL PROJECT" shall mean the Program of Research directed to the identification of Novel Validated Targets involved in the process of B-Cell activation, as the Program of Research is more fully described in Exhibit A-2 hereto.

         "COLLABORATION PROJECT" shall mean a Joint Project or an At-Novartis Project.

         "COMMENCEMENT DATE" shall mean the date upon which a Collaboration Project shall commence as set forth in Exhibit B or as determined pursuant to the provisions of Section 2.2 hereof.

         "COMPOUND SCREENING" shall mean the use of a primary assay for testing biological or chemical materials, including chemical materials coming out of high-throughput screening, to determine whether they show pharmaceutically relevant activity.

         "CONFIDENTIAL INFORMATION" shall mean any invention, discovery, patent application or claim, trade secret, idea, improvement or other work of authorship, any process, formula, data, program, drawing, information, price, technique, sample, compound, extract, media, vector and/or cell line and procedures and formulations for producing any such sample, compound, extract, media, vector and/or cell line, any process, formula or data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to a Party, its present or future products, sales, suppliers, clients, customers, employees, investors, or business, whether in oral, written, graphic or electronic form.

         "CONTROL" shall mean the possession of the ability to grant a license or sublicense to know-how or patents without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

         "COOPERATION MANAGEMENT COMMITTEE" or "CMC" shall mean the committee formed pursuant to Section 3.1.

         "EXCLUSIVITY TERM" shall have the meaning assigned to it in Section
5.2.

         "EXTENSION FEE" shall have the meaning assigned to it in Section 7.5.

         "FSC-STATUS" or "Final Selected Compound Status" shall mean the point at which a Product is declared, following Novartis' standard compound development procedures, an 'FSC Compound' or equivalent status by Novartis' Research Management Board or some other similar body, which declaration authorizes the initiation of preclinical development programs aimed, INTER ALIA, at the detailed investigation of those toxicological, bioavailability, pharmacokinetic and formulation parameters whose successful completion will allow progression of the Product to Phase I Clinical Trials.

         "FTE" shall mean the equivalent of a full-time twelve (12) months (including normal vacations, sick days and holidays) work of a person, carried out by one or more employees or consultants of a Party, each of whom devotes all or a portion of his or her time to a Collaboration Project; provided, however, that each Party understands and agrees that the other Party retains complete discretion to change the identity, the frequency and time which


                                       2.
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any individual employee devotes to a Collaboration Project. Scientific work on or directly related to a Collaboration Project to be performed by a Party's employees or consultants can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, and carrying out Research Cooperation management duties (including service on the Cooperation Management Committee).

         "JOINT INVENTION" shall have the meaning assigned to it in Section 8.1.

         "JOINT PROJECT" shall mean a Program of Research which Novartis and Rigel agree will be conducted collaboratively as provided in Section 4.1 hereof.

         "JOINT TECHNOLOGY" shall mean Know-How and Patents conceived or reduced to practice by at least one employee of Novartis and at least one employee of Rigel during the course of a Program of Research.

         "KNOW-HOW" shall mean any and all tangible or intangible know-how, trade secret, invention (whether or not patentable), data, pre-clinical and clinical result, physical, chemical or biological material, and other information.

         "LEAD COMPOUND" shall mean an active compound identified by Rigel in the course of Compound Screening on the basis of a Novel Validated Target pursuant to Section 5.6.

         "MILESTONE EVENT" shall have the meaning assigned to it in Section 7.2.

         "MILESTONE PAYMENT" shall have the meaning assigned to it in Section
7.2.

         "NOTICE DATE" shall have the meaning assigned to it in Section 4.1.4 and 4.2.4.

         "NOVARTIS KNOW-HOW" shall mean any Know-How that is necessary and useful in a Program of Research and that Novartis owns or Controls on the Effective Date, and any replication or any part of such information or material.

         "NOVARTIS PATENTS" shall mean all Patents which claim inventions or discoveries necessary and useful in a Program of Research and that that Novartis owns or Controls on the Effective Date.

         "NOVARTIS TECHNOLOGY" shall mean Novartis Know-How and Novartis Patents, subject to any limitation contained in the agreements under which Novartis' rights to the use of such Novartis Technology are derived.

         "NOVEL VALIDATED TARGET" shall mean a specific molecule in an intracellular signaling pathway which, when bound by a specific peptide, changes in a predetermined way the phenotype of a target cell with a degree of specificity and in a manner meeting the predetermined validation criteria set by the CMC for Joint Projects and by Novartis for At-Novartis Projects.

         "PATENTS" shall mean all foreign and domestic patents (including, without limitation, extensions, reexaminations, reissues, renewals and inventors certificates) and patents issuing from patent applications (including substitutions, provisionals, divisionals, continuations and continuations-in-part).


                                       3.
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         "PHASE I CLINICAL TRIALS" shall mean first clinical trial where the
Product is applied in healthy human volunteers to test safety of such Product.

         "PRODUCT" shall mean a molecule in the various stages of development from identification in Compound Screening to and including commercialization, which is useful to diagnose, treat or prevent human diseases or conditions and whose principal mechanism of action by which it exerts its pharmacological activity is based upon, derived from or discovered with the use of, a Novel Validated Target.

         "PROGRAM OF RESEARCH" shall mean research utilizing Rigel Technology to identify specific target molecules and peptides which bind thereto that alter a selected phenotype of a target cell population, including the use of retroviral vector and expression systems which express libraries of molecules in target cells, high-speed fluorescent cell sorting systems to identify the cells in which the selected phenotype change has occurred and two-hybrid screening assays to elaborate the intracellular interactions of the specific target molecules and other means and methods, whether or not utilizing Rigel Technology, appropriate in a particular program.

         "PROGRAM PROPOSAL" shall mean a written description of a Program of Research specifying in reasonable detail the specific goals of the project including clinical objectives, target cells to be utilized, desired biologic endpoints of assays of the target cells, project time frames and resource requirements.

         "PROJECT CONTACT PERSON" shall have the meaning assigned to it in
Section 3.8.

         "PROJECT KNOW-HOW" shall mean Know-How developed, conceived or reduced to practice by a Party in the course of a Collaboration Project.

         "PROJECT PATENT" shall mean a Patent claiming Project Know-How.

         "PROJECT TECHNOLOGY" shall mean Project Know-How and Project Patents.

         "RESEARCH COOPERATION" shall mean the Joint Projects and the At-Novartis Projects.

         "RESEARCH PERIOD" shall mean, for each Joint Project and each At-Novartis Project, five (5) years commencing as of the corresponding Commencement Date, subject to earlier termination as permitted hereby.

          "RIGEL CORE TECHNOLOGY" shall mean Rigel's proprietary packaging cell lines (e.g., without limitation, that designated as Phoenix), high-speed functional genomic screening technology, two-hybrid screening assays, retroviral vector systems and expression systems that utilize these vectors to express libraries of molecules in target cells and high speed fluorescent cell sorting systems and any improvements thereon, and any Patents and Know-How relating thereto owned or Controlled by Rigel, subject to any limitation contained in the agreements under which Rigel's rights to the use of such Rigel Core Technology are derived.

         "RIGEL KNOW-HOW" shall mean any Know-How other than Rigel Core Technology that is useful in a Collaboration Project and that Rigel owns or Controls on the Effective Date and any replication or any part of such information or material.


                                       4.
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          "RIGEL PATENTS" shall mean all Patents other than Rigel Core
Technology which claim inventions or discoveries useful in a Collaboration Project and that are owned or Controlled by Rigel on the Effective Date.

          "RIGEL TECHNOLOGY" shall mean the Rigel Patents and Rigel Know-How, subject to any limitation contained in the agreements under which Rigel's rights to the use of such Rigel Technology are derived.

         "SOLE INVENTIONS" shall have the meaning assigned to it in Section 8.1.

         "T-CELL PROJECT" shall mean the Program of Research directed to the identification of Novel Validated Targets involved in the process of T-Cell activation, as the Program of Research is more fully described in Exhibit A-1 hereto.

         "TERM OF AGREEMENT" shall have the meaning assigned to it in Section 11.1.

          "TERRITORY" shall mean the entire world.

          "THIRD PARTY" shall mean any person or entity other than Novartis, Rigel and Affiliates of either.

2.       SELECTION OF PROJECTS

         2.1 NOVARTIS ACCESS TO FIVE PROJECTS. Novartis may have access to up to five (5) Programs of Research of which at least two (2) will be Joint Projects and no more than three (3) will be At-Novartis Projects.

         2.2      PROPOSAL FOR A PROGRAM OF RESEARCH.

                  2.2.1 JOINT PROJECTS. A Program of Research for a Joint Project may be proposed by Novartis or Rigel submitting to the other a Program Proposal. Within thirty (30) days of receipt of a Program Proposal the receiving party shall determine whether it has any agreement with a Third Party which would prevent it from agreeing to conduct pursuant to this Agreement the Program of Research identified in the Program Proposal and notify the proposing party accordingly. If the receiving party is free to conduct the Program of Research pursuant to this Agreement, the Parties shall meet to determine whether they will agree to conduct such Program of Research pursuant to this Agreement. If so, the CMC shall meet promptly to prepare a mutually agreeable description of the Program of Research to be attached as an exhibit to this Agreement, to specify the number of FTEs which will be utilized, the Commencement Date and the number of FTEs as well as the resources to be allocated at Novartis. If the receiving party is not free to conduct the Program of Research pursuant to this Agreement, neither Party shall have any obligation or liability to the other with respect to such Program of Research.

                  2.2.2    AT-NOVARTIS PROJECTS.

                           (a)      Novartis may propose a Program of Research
for an At-Novartis Project by submitting to Rigel a corresponding Program Proposal.

                           (b)      Novartis shall have the right to proceed
with such Program of Research, unless Rigel notifies Novartis in writing within thirty (30) days of receipt of a


                                       5.
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Program Proposal (i) that in Rigel's opinion, the Program of Research as proposed by Novartis is scientifically not feasible, or (ii) that Rigel is engaged in advanced negotiations with a Third Party regarding a collaboration on a Program of Research which would conflict with the Program of Research proposed by Novartis under this Agreement, or (iii) that Rigel has initiated an internal Program of Research, as evidenced by written records, which would conflict with the Program of Research proposed by Novartis.

                           (c)      If Rigel provides to Novartis a notice
pursuant to subsection (b)(i) above, the Parties shall meet to discuss and revise the proposed Program Proposal as appropriate to address Rigel's comments and suggestions, whereafter Novartis shall have the right to proceed with such Program of Research based on the revised Program Proposal. If Rigel provides to Novartis a notice pursuant to subsection (b)(ii) or (b)(iii) above, such Program of Research may not be pursued by Novartis, and neither Party shall have any obligation or liability to the other with respect to such Program of Research.

                           (d)      If Novartis has the right to proceed with a
Program of Research as provided in this Section 2.2.2, Novartis will provide to Rigel a mutually agreeable description of the Program of Research, including the validation criteria to be applied for determining whether a molecule is a Novel Validated Target, to be attached as an exhibit to this Agreement which description shall specify the Commencement Date of the At-Novartis Project. Thereafter, the Parties will meet promptly to specify the Rigel Technology and Rigel Core Technology to be transferred and the time of the transfer thereof to Novartis pursuant to Section 4.2.5 hereof.

         2.3 NUMBER AND KIND OF ADDITIONAL PROGRAMS OF RESEARCH. The parties hereby agree that the Commencement Date of the T-Cell Project shall be the Effective Date of this Agreement. Subject to Section 2.2, Novartis and Rigel will add to this Agreement two (2) additional Programs of Research prior to the first (1st) anniversary of the Effective Date and two(2) Programs of Research prior to the second (2nd) anniversary of the Effective Date.

         2.4 T-CELL PROJECT. Novartis and Rigel hereby agree that the T-Cell Project is to be conducted as a Joint Project as provided in Section 4.1 and is one of the Programs of Research referred to in Section 2.1. A mutually agreeable description of the Program of Research is set forth in Exhibit A-1. The number of FTEs and the Commencement Date for the T-Cell Project are set forth in Exhibit B-1.

         2.5 B-CELL PROJECT. Novartis hereby acknowledges that Rigel has proposed the B-Cell Project as the second Joint Project in compliance with
Section 2.2, and that Novartis has no agreement with a Third Party which would prevent it from agreeing to engage in the B-Cell Project pursuant to this Agreement. A mutually agreeable description of the Program of Research for the B-Cell Project is set forth in Exhibit A-2. The number of FTEs and the Commencement Date for the B-Cell Project are set forth in Exhibit B-2. Novartis will notify Rigel within ninety (90) days after the Effective Date whether it agrees that the B-Cell Project shall be conducted as the second Joint Project. If Novartis does not so agree, Rigel's proposal of the B-Cell Project shall be considered withdrawn as of the ninety-first (91st) day after the Effective Date and neither Novartis nor Rigel shall thereafter have any obligation or liability to the other with respect to the B-Cell Project.

3.       RESEARCH COOPERATION GOVERNANCE


                                       6.
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         3.1 JOINT COOPERATION COMMITTEE FORMATION. The Research Cooperation
established by this Agreement shall be overseen or monitored, pursuant to the provisions of Section 3.7 hereof, by a Cooperation Management Committee composed of an equal number of representatives from each Party (the "Cooperation Management Committee"). Each Party shall initially designate three (3) representatives on the CMC within ten (10) business days after the Effective Date. The addition of further representatives to the CMC, if any, shall occur pursuant to the provisions of Section 3.3.6 hereof. Each Party may, upon notice to the other Party, change its representatives to the CMC to allow for the participation of different research groups within Novartis or Rigel, as the case may be. The Parties shall agree upon the appropriate qualifications for members of the CMC. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the CMC for such Party. Each Party shall designate one of its representatives as a Co-Chair of the CMC. Each Co-Chair of the CMC will be responsible for the agenda and the minutes of alternating CMC meetings.

         3.2 CMC ACTIONS. Actions by the CMC pursuant to this Agreement shall be taken only with unanimous approval of all of the representatives of the CMC. If the CMC fails to reach unanimity on a matter before it for decision, the matter shall be referred for resolution to the designated executives of the Parties identified in Section 13.2.

         3.3      MEETINGS OF THE CMC.  The CMC:

                  3.3.1 shall hold meetings at such times and places as shall be determined by the CMC (it being expected that meetings will alternate between one of Novartis' research sites on the one hand and Rigel's head offices on the other hand) but in no event shall such meetings be held in person less frequently than once every three (3) months during the entire period during which the Research Period of at least one Collaboration Project is not yet expired or terminated;

                  3.3.2 may conduct meetings in person or by telephone or video conference;

                  3.3.3 by mutual consent of the representatives of each Party, may invite other personnel of either Party to attend meetings of the CMC;

                  3.3.4 may act without a meeting if prior to such action a written consent thereto is signed by all members of the CMC;

                  3.3.5 may form and subsequently disband subcommittees with appropriate representation from each Party;

                  3.3.6 may increase or decrease the equal number of CMC representatives each Party can designate; and

                  3.3.7 may amend or expand upon the foregoing procedures for its internal operation by unanimous written consent.

         3.4 MINUTES. Subject to the provisions of Section 3.1 hereof, one of the Co-chairs of the CMC will prepare, within ten (10) business days after each meeting (whether held in person or by telephone or video conference), the minutes reporting in reasonable detail the actions taken by the CMC, the status of each Collaboration Project, the then current list of Novel Validated Targets, issues requiring resolution and resolutions of previously reported


                                       7.
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issues, which minutes are to be approved by the signature of the CMC Co-Chair of the other Party.

         3.5 SUBCOMMITTEES. Any subcommittee established by the CMC shall have appropriate representation of each Party and may include representatives of a Party who are not members of the CMC. Any such subcommittee shall be subject to the CMC and shall report its activities and actions to the CMC. At the request of either Party at any time, any such committee shall be dissolved and its powers and functions returned to the CMC.

         3.6 REPORTS. Novartis and Rigel shall each provide written reports at or before each CMC meeting describing its activities and results under the Research Cooperation. Such reports shall be in such form and contain such detail as the CMC shall determine.

         3.7 CMC FUNCTIONS AND POWERS. The activities of the Parties under this Agreement shall be managed by the CMC only to the extent set forth herein (unless otherwise mutually agreed by the Parties). The CMC shall:

                  3.7.1 foster the collaborative relationship between the Parties;

                  3.7.2 facilitate and monitor the technology transfer under the Collaboration Projects;

                  3.7.3 approve the validation criteria for a Novel Validated Target within sixty (60) days of each Commencement Date;

                  3.7.4 pursuant to Section 5.4 and provided Novartis has requested Rigel screening thereunder, approve in advance the criteria for a Lead Compound identified by Rigel and to be reported to Novartis;

                  3.7.5 monitor the progress of the research in the Joint Projects;

                  3.7.6 monitor the status of At-Novartis Projects to allow assessment of whether or when a Milestone Payment is due;

                  3.7.7 review and allocate annual FTEs in the Joint Projects, within the framework of the contractually agreed funding level;

                  3.7.8 clear scientific publications relating to the Joint Projects, and, insofar as containing work from both Parties, relating to At-Novartis Projects, subject to the review and approval of both Parties pursuant to Section 10.3;

                  3.7.9 perform such other functions as elsewhere explicitly provided in this Agreement and as appropriate to further the purposes of this Agreement as mutually determined by the Parties.

         3.8 PROJECT CONTACT PERSONS. Subject to the CMC, the day-to-day communication between the Parties and project coordination of each Joint Project will be performed by two (2) "Project Contact Persons", one to be appointed by each Party.

         3.9 OBLIGATIONS OF PARTIES. Each one of the Parties shall have the right to inspect the other Party's records through a qualified independent Third Party, reasonably acceptable to the other Party, to determine whether the other Party's performance complies with the


                                       8.

terms of this Agreement, but not more frequently than once in any year during the Research Period and subject to (1) the confidentiality obligations of
Article 10 and (2) any BONA FIDE obligations of confidentiality to a Third
Party.

         3.10 LIMITATIONS OF POWERS OF THE CMC. The CMC shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.

4.       CONDUCT OF JOINT AND AT-NOVARTIS

         4.1      CONDUCT OF JOINT PROJECTS.

                  4.1.1 SCOPE OF JOINT PROJECTS. Each Joint Project will be conducted as a collaborative research program during its Research Period to identify and validate Novel Validated Targets. The Parties intend that these Novel Validated Targets will be suitable to enable Compound Screening to identify molecules useful for the development and manufacture of Products.

                  4.1.2 REVISIONS OF JOINT PROJECTS. By mutual agreement in writing the Parties may revise the scope of a Joint Project.

                  4.1.3 PERFORMANCE OF RESEARCH ACTIVITIES. Each Party will perform the activities assigned to it in the Program of Research for each Joint Project, or as directed by the CMC, in good scientific manner, and in compliance with all applicable good laboratory practices and applicable legal requirements to attempt to achieve efficiently and expeditiously its objectives described in the Program of Research attached to this Agreement pursuant to Section 2.2.1.

                  4.1.4 IDENTIFICATION OF NOVEL VALIDATED TARGETS. Rigel shall notify the CMC in writing of each Novel Validated Target identified by Rigel during the Research Period of each Joint Project promptly after its identification. Such notice shall be accompanied with a report and sufficient data which establish that the validation criteria predetermined by the CMC pursuant to Section 3.7.3 have been met. The CMC shall issue a list of the Novel Validated Targets identified in the course of such Joint Project as a part of the minutes of each CMC meeting and a final list within thirty (30) days after the end of such Research Period. The date on which Rigel has delivered the notice described in this Section 4.1.4, provided Novartis has not within ten
(10) business days of receipt of said notice informed Rigel that in Novartis' opinion, the CMC-predetermined validation cirteria have not been met, shall be considered the "Notice Date" of such Novel Validated Target. If Novartis informs Rigel that in Novartis' opinion, the CMC-predetermined validation criteria have not yet been met, the matter will be discussed and brought to a decision at the next meeting of the CMC.

                  4.1.5 TECHNOLOGY TRANSFER. Rigel, as from time to time it may be directed by the CMC, shall transfer to Novartis at no additional cost to Novartis such Rigel Technology and Rigel Core Technology as shall be necessary for the purpose of enabling Novartis to perform its responsibilities under the applicable Program of Research of Joint Projects to identify Novel Validated Targets. Novartis may use such Rigel Technology and Rigel Core Technology pursuant to the licenses granted under this Agreement.


                                       9.

                  4.1.6 SECONDMENT. In order to further a close working relationship, the Parties may agree to provide offices and support at its facilities for the personnel of the other Party.

         4.2      CONDUCT OF AT-NOVARTIS PROJECTS.

                  4.2.1 SCOPE OF AT-NOVARTIS PROJECTS. Each At-Novartis Project shall be performed by Novartis fully in-house to identify and validate Novel Validated Targets. It is intended that these Novel Validated Targets will be suitable to enable Compound Screening to identify molecules useful for the development and manufacture of Products.

                  4.2.2 REVISIONS OF AT-NOVARTIS PROJECTS. By mutual agreement in writing the Parties may revise the scope of an At-Novartis Project.

                  4.2.3 PERFORMANCE OF RESEARCH ACTIVITIES. Novartis will perform research in accordance with the Program of Research for each At-Novartis Project in good scientific manner, and in compliance with all applicable good laboratory practices and applicable legal requirements to attempt to achieve efficiently and expeditiously its objectives described in the Program of Research attached to this Agreement pursuant to Section 2.2.2.

                  4.2.4 IDENTIFICATION OF NOVEL VALIDATED TARGETS. Novartis shall notify the CMC in writing of any Novel Validated Targets identified by Novartis during the Research Period of each At-Novartis Project promptly after its identification. Such notice shall be accompanied with a report and sufficient data which establish that the validation criteria predetermined pursuant to Section 2.2.2(d) have been met. CMC shall issue a list of the Novel Validated Targets identified in the course of such At-Novartis Project as a part of the minutes of each CMC meeting and a final list within thirty (30) days after the end of such Research Period. The date on which Novartis has provided the notice described in this Section 4.2.4 shall be considered the "Notice Date" of such Novel Validated Target.

                  4.2.5 TECHNOLOGY TRANSFER. Rigel will transfer to Novartis such Rigel Technology and Rigel Core Technology, including without limitation the Phoenix packaging cell line, as reasonably necessary to enable the target identification activities Novartis is to perform in each At-Novartis Project as proposed by Novartis and reasonably acceptable to Rigel; provided, however, that Novartis shall reimburse Rigel its reasonable costs and expenses therefor. Novartis may use such Rigel Technology and Rigel Core Technology pursuant to the licenses granted under this Agreement.

         4.3 ADDITIONAL PROJECTS. If Novartis expresses an interest in cooperating with Rigel with respect to any Programs of Research in addition to the two Joint Projects and three At-Novartis Projects, Rigel and Novartis will meet promptly to discuss in good faith whether and under what terms they could agree to cooperate with respect to such further research projects.

         4.4 DISCLOSURE. Rigel and Novartis will disclose to the CMC promptly and at least quarterly the results of the research activities conducted in each Collaboration Project, such reports to be in such form as specified by the CMC. The Parties shall keep complete and accurate records pertaining to the results of work conducted pursuant to each Collaboration Project. Such records shall be maintained by each Party for a period of at least three (3) years following the year in which any such efforts were made hereunder.


                                      10.

         4.5      DISCRETIONARY TERMINATION OF RESEARCH PERIOD.

                  4.5.1 DISCRETIONARY TERMINATION DATE FOR JOINT PROJECTS. Novartis may at its discretion terminate each Joint Project, individually, upon at least six (6) months prior written notice as hereinafter provided. If Novartis gives notice of termination for a given Joint Project no later than eighteen (18) months from the applicable Commencement Date, termination of such Joint Project will take effect at twenty-four (24) months from its Commencement Date. If Novartis gives notice of termination for a given Joint Project after eighteen (18) months but no later than thirty-six (36) months from the applicable Commencement Date, termination of such Joint Project will take effect at forty-two (42) months from its Commencement Date.

                  4.5.2 DISCRETIONARY TERMINATION OF AT-NOVARTIS PROJECTS. Novartis may, at its discretion, terminate each At-Novartis Project, individually, at any time with immediate effect.

                  4.5.3    EFFECT OF DISCRETIONARY TERMINATION.

                           (a)      If Novartis terminates the T-Cell Project
effective twenty-four (24) months after the applicable Commencement Date or forty-two (42) months after the applicable Commencement Date, Novartis will keep all rights and licenses granted under Section 6.2 with respect to those Novel Validated Targets identified prior to the termination of the Research Period, subject to the applicable milestone and/or royalty payment obligations of
Article 7 and Exhibit C.

                           (b) If Novartis terminates any Joint Project other
than the T-Cell Project

                                    (i)     effective twenty-four (24) months
after the applicable Commencement Date, all licenses granted to Novartis relating to such Joint Project shall terminate upon the termination such Joint Project, and the rights to all Novel Validated Targets identified as of the date of termination shall revert to Rigel;

                                    (ii)    effective forty-two (42) months from
the applicable Commencement Date, Novartis will keep all rights and licenses granted under Section 6.2 with respect to those Novel Validated Targets identified prior to the termination of the Research Period, subject to the applicable milestone and/or royalty payment obligations of Article 7 and Exhibit C.

                           (c)      If Novartis terminates any At-Novartis
Project at or effective prior to forty-two (42) months after the applicable Commencement Date, all licenses granted to Novartis relating to such At-Novartis Project shall terminate upon termination of such At-Novartis Project, and the rights to all Novel Validated Targets identified as of the date of termination shall revert to Rigel. If Novartis terminates an At-Novartis Project after forty-two (42) months, Novartis shall keep the rights to the Novel Validated Targets identified in the course of such At-Novartis Project as licensed under
Section 6.2.

         4.6      TERMINATION OF COLLABORATION PROJECT FOR BREACH.

                  4.6.1 Either Party may terminate a Collaboration Project after sixty (60) days prior notice to the other that the other Party has committed a material breach of its obligations


                                      11.

in the performance of such Collaboration Project unless the other Party cures (to the extent practicable) the breach within such period of time.

                  4.6.2 If Novartis terminates a Collaboration Project under
Section 4.6.1 above, Novartis will keep all rights and licenses granted under
Section 6.2 with respect to those Novel Validated Targets identified prior to the termination of the Research Period, subject to the applicable milestone and/or royalty payment obligations of Article 7 and Exhibit C.

                  4.6.3 If Rigel terminates a Collaboration Project under
Section 4.6.1 above, all licenses granted to Novartis for such Collaboration Project shall terminate and the rights to all Novel Validated Targets identified in the course of such Collaboration Project shall revert to Rigel.

         4.7 TERMINATION OF JOINT PROJECT FOR SCIENTIFIC REASONS. If it is determined by both Parties before the end of the 12th month of a Joint Project already underway that it is no longer scientifically feasible, the Parties shall meet for good faith discussions to determine if an alternate project may be substituted on substantially similar terms. If after the 12th month of a Joint Project the CMC determines that for scientific reasons, a Joint Project cannot yield any Novel Validated Targets, or that such Novel Validated Targets will not be suitable for Compound Screening in high-throughput format, Novartis shall have to right to terminate such Joint Project with written notice effective upon receipt by Rigel. Upon such termination, Novartis shall make to Rigel, upon receipt of a corresponding invoice, a termination payment for non-cancelable commitments and other costs incurred by Rigel due to such termination corresponding to three (3) months of the research support payable pursuant to
Section 7.1. Upon termination pursuant to this Section 4.7, all licenses granted to Novartis for such Joint Project shall terminate, and the rights to all Novel Validated Targets identified in the course of such Joint Project (if any) shall revert to Rigel.

         4.8 EXISTING OBLIGATIONS. The termination of any Research Period shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.

5.       COMPOUND SCREENING AND DEVELOPMENT

         5.1 NOVARTIS COMPOUND SCREENING. Novartis shall have the right to initiate Compound Screening with each Novel Validated Target upon notice to Rigel any time during the Exclusivity Term with respect to such Novel Validated Target.

         5.2 EXCLUSIVITY TERM. Novartis' screening right under Section 5.1 shall be exclusive ('exclusive', as used in this Section 5.2 and subject to the provisions of Section 5.5, shall mean 'to the exclusion also of Rigel') during the first two (2) years ("Exclusivity Term") after the Notice Date. Subject to
Section 5.3, Novartis may, after the first two years, extend the Exclusivity Term with respect to a Novel Validated Target for up to five (5) additional one
(1) year periods upon payment to Rigel of the appropriate Extension Fee provided in Section 7.5 on or before (i) the day which is thirty (30) days prior to the end of such Exclusivity Term or (ii) if Novartis has informed Rigel in writing on or before a date with is sixty (60) days prior to the end of such Exclusivity Term, thirty (30) days after receipt of a corresponding invoice from Rigel, whichever is the later. Upon expiration of the Exclusivity Term, Novartis' right to conduct Compound Screening with a Novel Validated Target, subject to the payments required by Section 7.2 and 7.4, shall become nonexclusive


                                      12.

and Rigel shall also have the nonexclusive right, including the right to sublicense, to conduct Compound Screening with such Novel Validated Target.

         5.3      NOVARTIS DILIGENCE.

                  5.3.1 In addition to the payment of the Extension Fee and as a further condition for Novartis to extend the Exclusivity Term, Novartis shall be obligated to maintain itself or through its Affiliates or sublicensees a diligent, continuous program of utilizing the Novel Validated Target to identify molecules useful for the development and manufacture of Products.

                  5.3.2 Novartis shall be deemed to be maintaining a diligent continuous program with respect to a Novel Validated Target if Novartis (i) is actively using the Novel Validated Target in Novartis' screening systems for Compound Screening or, (ii) is actively undertaking diligent, commercially reasonable efforts, similar to those used for products of comparable commercial potential originating in Novartis for the continuing development of a Product and the commercialization of a Product including, without limitation, the performance of an active derivatisation and lead optimization program, the designation of FSC Status, initiation of clinical trials, submission of regulatory filings and commercial launch of a Product.

         5.4 REPORTING. During each applicable Exclusivity Term, Novartis shall provide information on its activities under Section 5.3.1 or 5.3.2 above to the CMC on a quarterly basis. At any time during the Exclusivity Term with respect to a Novel Validated Target, Novartis shall on a not less than quarterly basis provide documentation to the reasonable satisfaction of Rigel that Novartis is maintaining a diligent, continuous program with respect to the Novel Validated Target.

         5.5 CONVERSION OF EXCLUSIVE RIGHT. If Novartis does not pay the Extension Fee or does not maintain a diligent continuous program with respect to a Novel Validated Target as provided in Section 5.3 above, then the Exclusivity Term shall be deemed expired and Novartis' screening right under Section 5.1, subject to the payments required by Section 7.2 and 7.4, shall become non-exclusive, perpetual, and fully paid-up, and Rigel shall have the nonexclusive right, including the right to sublicense, to conduct Compound Screening with such Novel Validated Target.

         5.6 RIGEL SCREENING. At any time during the Exclusivity Term with respect to a Novel Validated Target, Novartis, at its sole discretion, may request in writing that Rigel conduct Compound Screening of Rigel's small-molecule compound library against such Novel Validated Target. If Rigel agrees to conduct such screening, the CMC shall establish criteria for an active compound to qualify as a Lead Compound. Thereafter, Rigel will conduct such screening pursuant to a workplan to be agreed to by the Parties. If Rigel identifies a Lead Compound, it shall so notify Novartis, and Section
6.4 hereof shall then apply.

6.       LICENSE GRANTS; NONCOMPETITION

         6.1      RESEARCH LICENSE GRANTS.

                  6.1.1 GRANT BY RIGEL. Rigel hereby grants to Novartis and its Affiliates a nonexclusive, non-transferable, royalty-free license during the Research Period for each


                                      13.

Collaboration Project under the Rigel Technology, Rigel Core Technology and Rigel's interest in Project Technology in the Territory, subject to the terms of this Agreement, solely for the purpose of carrying out Novartis' responsibilities under the applicable Collaboration Project.

                  6.1.2 GRANT BY NOVARTIS. Novartis hereby grants to Rigel and its Affiliates a nonexclusive, non-transferable, royalty-free license during the Research Period for each Collaboration Project under the Novartis Technology and Novartis' interest in the Project Technology, subject to the terms of this Agreement, solely for the purpose of carrying out Rigel's responsibilities under the applicable Collaboration Project.

         6.2      COMMERCIAL LICENSE GRANTS.

                  6.2.1 Subject to Section 5.3 and the other terms and conditions of this Agreement, Rigel hereby grants to Novartis and its Affiliates an exclusive license, with the right to grant sublicenses, under the Rigel Technology and Rigel's interest in the Project Technology to make, have made, use, import, offer for sale and sell Products.

                  6.2.2 Subject to the terms and conditions of this Agreement, Rigel hereby grants to Novartis and its Affiliates a nonexclusive, non-transferable, royalty-free license under Rigel Core Technology only for confirmational screening and similar uses relating to Novel Validated Targets identified in the course of a Collaboration Project, it being understood that Novartis has the right to use such Technology for the purposes of further development, registration and commercialisation of Products.

         6.3 LICENSE TO RIGEL OF IMPROVEMENTS TO RIGEL CORE TECHNOLOGY. Novartis hereby grants to Rigel a nonexclusive, royalty-free, worldwide license, with the right to sublicense, under Novartis' interest in the Project Technology only to the extent it constitutes an improvement of the Rigel Core Technology licensed to Novartis hereunder. For the avoidance of any doubt, the license granted by Novartis under this Section 6.3 shall not include, without limitation, any Patents or Know-How claiming the composition of matter, method of making or use of Products.

         6.4 OPTION FOR LICENSE FOR RIGEL LEAD COMPOUND. Novartis shall have an option during the ninety (90) days following receipt of Rigel's notice of identification of a Lead Compound as provided in Section 5.6 to negotiate with Rigel a worldwide, exclusive license to such Lead Compound and compounds derived therefrom under terms to be agreed but including those shown on Exhibit C hereto. If Novartis does not execute such a license within such period, Rigel shall have no further obligation or liability to Novartis for such Lead Compound.

7.       FINANCIAL SUPPORT

         7.1 RESEARCH SUPPORT. Novartis will provide funding to support Rigel's efforts during the Research Period of each Joint Project, on an FTE basis at a rate of $250,000 per year multiplied by the number of FTEs as shown in Exhibit B for such Joint Project. The amounts payable shall be paid in advance by certified or bank check or wire transfer in United States dollars in four equal payments to be paid quarterly upon presentation of a corresponding invoice by Rigel. Payments shall be made no later than (a) by the first (1st) business day of each applicable Research Period quarter or (b) thirty (30) days after receipt of the


                                      14.

corresponding invoice, whichever is the later. Research support under this
Section 7.1 shall not be credited against any equity, milestone or royalty payments due Rigel hereunder.

         7.2 MILESTONE PAYMENTS TO RIGEL. Novartis will pay to Rigel the following amounts ("Milestone Payments") in respect of the achievements with respect to each Joint Project and each At-Novartis Project:

----------------------------------------------------------------------------------------------------
MILESTONE EVENT                                                                   AMOUNT OF PAYMENT
----------------------------------------------------------------------------------------------------
         1)       NOTICE DATE OF THE FIRST NOVEL VALIDATED TARGET                       $500,000
----------------------------------------------------------------------------------------------------
         2)       NOTICE DATE OF EACH SUBSEQUENT NOVEL VALIDATED TARGET                 $250,000
                  - PER NOVEL VALIDATED TARGET
----------------------------------------------------------------------------------------------------
         3)       INITIATION OF COMPOUND SCREENING WITH EACH NOVEL
                  VALIDATED TARGET:

                  PER NOVEL VALIDATED TARGET:

                       FIRST FOUR (4) NOVEL VALIDATED TARGETS, CUMULATED OVER           $1.25 million
                       ALL COLLABORATION PROJECTS

                       EACH SUBSEQUENT NOVEL VALIDATED TARGET                           $1 million
----------------------------------------------------------------------------------------------------
          4)      FSC STATUS DECLARATION OF THE FIRST PRODUCT IDENTIFIED IN             $1.5 million
                  COMPOUND SCREENING CONDUCTED AGAINST EACH NOVEL VALIDATED
                  TARGET PURSUANT TO SECTION 5.3 - PER NOVEL VALIDATED TARGET
----------------------------------------------------------------------------------------------------
          5)      FIRST PRODUCT IDENTIFIED ON THE BASIS OF A NOVEL VALIDATED            $2.5 million
                  TARGET ENTERS PHASE I CLINICAL TRIALS - PER NOVEL VALIDATED
                  TARGET
----------------------------------------------------------------------------------------------------

             All Milestone Payments to be made by Novartis to Rigel pursuant to this Section 7.2 shall be made within thirty (30) days of receipt of an invoice from Rigel. Novartis shall promptly report to Rigel the occurrence of the Milestone Events 3), 4), and 5).

         7.3 PROJECT ACCESS PAYMENTS. No later than (a) by the Commencement Date of each Joint Project and each At-Novartis Project or (b) thirty (30) days after receipt of the corresponding invoice from Rigel, whichever is the later, Novartis will pay Rigel a project access fee of $400,000.

         7.4 ROYALTIES. Novartis shall pay to Rigel all royalties due to Third Party licenses listed on Exhibit D hereto in the event Novartis shall practice the inventions of the Patents licensed thereunder. Further, if applicable pursuant to Articles 5.6 and 6.4, Novartis shall pay to Rigel the royalties as provided in Exhibit C. For the avoidance of any doubt, Novartis shall pay to Rigel no other royalties under this Agreement.

         7.5 EXTENSION FEE. As provided in Section 5.2, the amount payable by Novartis to extend the Exclusivity Term for each year after the initial two (2) year Exclusivity Term


                                      15.

for a Novel Validated Target ("Extension Fee") shall be $50,000 for the third
(3rd) year, $100,000 for the fourth (4th) year and, $200,000 for each of the fifth (5th), sixth (6th) and seventh (7th) year.

8.       INTELLECTUAL PROPERTY

         8.1 OWNERSHIP OF PROJECT KNOW-HOW; INVENTIONS. Project Know-How invented (as determined in accordance with United States rules of inventorship) solely by employees of one Party during the course of a Collaboration Project ("Sole Inventions") shall be the property of such Party. In the event that employees of Novartis and Rigel jointly invent any Project Know-How (again as determined in accordance with United States rules of inventorship), such Project Know-How shall be owned jointly by Novartis and Rigel, each to own an undivided one-half (1/2) interest in such Project Know-How ("Joint Invention") except as provided herein. Each Party shall cooperate with the other in completing any patent applications relating to Joint Inventions, and in executing and delivering any instrument required to assign, convey or transfer to such other Party its undivided one-half (1/2) interest.

         8.2 PATENT PROSECUTION.

                  8.2.1 Novartis Patents and Rigel Patents licensed hereunder shall be prosecuted and maintained by Novartis and Rigel, respectively, at such Party's option and its own expense; provided, however, that the Parties shall consult with and consider the comments of the CMC with respect to the prosecution of applications for such patents.

                  8.2.2 Each Party will prepare, file, prosecute and maintain patent applications for its Sole Inventions and shall be responsible for related interference proceedings.

                  8.2.3 In case of Joint Inventions, the Parties will mutually agree on the responsibility for filing and prosecuting applications or patent applications relating thereto, and the defense against Third Parties who infringe on Patents issuing thereon.

         8.3 INFRINGEMENT OF THIRD-PARTY RIGHTS.

                  8.3.1 If a Third Party claims that the practice of the Rigel Technology or Rigel Core Technology under this Agreement infringes on its Patents, each Party shall notify the other Party promptly upon learning of such claim.

                  8.3.2 Promptly upon such notification, the Parties shall meet to discuss the strategy and appropriate steps to be taken to deal with such claim, including, without limitation, by working around the Patents of the Third Party, by practicing the Rigel Technology or Rigel Core Technology in countries where the Third Party has no applicable Patents, by seeking to invalidate the Third Party Patents or by entering into negotiations with such Third Party regarding a license under its Patents. The Parties shall further agree on an equitable and fair distribution of the costs resulting from any such course of action.

9.       REPRESENTATIONS AND WARRANTIES

         9.1 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other that:


                                      16.

                  9.1.1 CORPORATE POWER. It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  9.1.2 DUE AUTHORIZATION. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

                  9.1.3 BINDING AGREEMENT. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                  9.1.4 GRANT OF RIGHTS; MAINTENANCE OF AGREEMENTS. It has not, and will not during the Term of the Agreement, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

                  9.1.5 VALIDITY. It is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

                  9.1.6 EMPLOYEE OBLIGATIONS. All of its employees, officers and consultants have executed agreements requiring in the case of employees and officers, assignment to the Party of all inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the confidential information of the Party, as well as the confidential information of a Third Party which such Party may receive.

         9.2 DISCLAIMER CONCERNING TECHNOLOGY. THE TECHNOLOGY PROVIDED BY EACH PARTY HEREUNDER IS PROVIDED "AS IS" AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH
RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant (i) the success of any Program of Research or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

10.      CONFIDENTIALITY; PUBLICATION

         10.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, for the Term of the Agreement and for five (5) years thereafter, the receiving Party (the "Receiving Party") shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided in this Agreement any Confidential Information furnished to it


                                      17.

by the other Party (the "Disclosing Party") pursuant to this Agreement unless the Receiving Party can demonstrate by contemporaneous, competent written proof that such Confidential Information:

                         (a) was already known to the Receiving Party, other
than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

                         (b) was generally available to the public or
otherwise part of the public domain at the time of its disclosure to the Receiving Party;

                         (c) became generally available to the public or
otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of the Agreement;

                         (d) was disclosed to the Receiving Party, other than
under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the Disclosing Party or any Third Party not to disclose such information to others; or

                         (e) was independently discovered or developed by the
Receiving Party without the use of Confidential Information belonging to the Disclosing Party.

         10.2     AUTHORIZED DISCLOSURE.

                  10.2.1 Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

                         (a) filing or prosecuting Patents relating to
Project Know-How;

                         (b) regulatory filings;

                         (c) prosecuting or defending litigation;

                         (d) complying with applicable governmental
regulations;

                         (e) conducting pre-clinical or clinical trials of
Products; and

                         (f) disclosure to Affiliates, sublicensees,
employees, consultants or agents who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.

                  10.2.2 Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this Section 10.2 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other and agree on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

         10.3 PUBLICATIONS.


                                      18.

                  10.3.1 REVIEW AND APPROVAL. Each Party to this Agreement recognizes that the publication of papers, including oral presentations and abstracts, regarding the Research Cooperation, subject to reasonable controls to protect Confidential Information, can be beneficial to both Parties. However, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which utilizes data generated from the Research Cooperation or includes Confidential Information of the reviewing Party.

                  10.3.2 REVIEW AND APPROVAL PROCESS. At least forty-five (45) days before any such paper is presented or submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party. The receiving Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the receiving Party. With respect to oral presentation materials and abstracts, the Parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than thirty (30) days from the delivery date thereof to the receiving Party. The publishing Party shall comply with the other Party's request to delete references to such other Party's Confidential Information in any such paper and agrees to withhold publication of same an additional ninety (90) days in order to permit the Parties to obtain patent protection, if either of the Parties deem it necessary, in accordance with the terms of this Agreement.

         10.4 SAMPLES. Samples of compounds provided by one Party (the "Supplying Party") to the other Party (the "Receiving Party") during the Research Program shall not be supplied or sent by the Receiving Party to any Third Party without the written consent of the Supplying Party. The Receiving Party shall return to the Supplying Party any samples not used upon expiration or termination of the applicable Research Period, except that Novartis may retain such samples to the extent necessary to exercise the licenses granted in
Section 6.2.

11.      TERM AND TERMINATION

         11.1 TERM OF THE AGREEMENT. This Agreement shall become effective upon the Effective Date and continue until the later of (i) the expiration of the obligation of Novartis to pay royalties as provided in Section 7.4, and (ii) the expiration of the last Patent licensed to Novartis under this Agreement, whereupon the licenses granted under Sections 6.2 and 6.3 shall be deemed non-exclusive, perpetual and fully paid-up.

         11.2 TERMINATION FOR MATERIAL BREACH. Each Party shall have the right to terminate this Agreement after ninety (90) days prior notice to the other that the other Party has committed a material breach of the Agreement other than performance of obligations under a Collaboration Project, unless the other Party cures (to the extent practicable) the breach within such period of time. Licenses granted to the non-breaching Party under Section 6 of this Agreement shall not be affected by termination for material breach. All licenses granted to the breaching Party under Section 6 of this Agreement shall automatically terminate upon such termination.

         11.3 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Expiration or termination of this Agreement shall not affect any accrued rights or obligations of either Party. Sections 9, 10, 11 (and Section 6 to the extent referenced therein), 12, 13, 14.1, and 14.3 through 14.10, and any


                                      19.

definitions of terms used therein shall survive any expiration or termination of this Agreement.

12.      INDEMNITY

         12.1 INDEMNIFICATION. Each Party hereby agrees to save, defend and hold the other Party and its directors, officers, employees, and agents harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees (collectively, "Claims") for damage to persons or property resulting directly or indirectly from actions in connection with a Collaboration Project by the indemnifying Party, its Affiliates, agents or sublicensees, but only to the extent such Claims result from the gross negligence or willful misconduct of the indemnifying Party or its Affiliates, agents or sublicensees and do not result from the negligence of the Party seeking indemnification.

         12.2 PRODUCT LIABILITY. Novartis hereby agrees to indemnify, hold harmless and defend Rigel and its directors, officers, employees, and agents against any Claim or Claims, including, but not limited to claims for bodily injury and death, resulting from or arising out of the manufacture, use or sale of Products by Novartis, its Affiliates and sublicensees.

         12.3 CONTROL OF DEFENSE. Any entity entitled to indemnification under this Article 12 shall give notice to the indemnifying Party of any Claims that may be subject to indemnification and, promptly after learning of such Claim, the indemnifying Party shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such Claims made by the indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Claims.

13.      GOVERNING LAW; DISPUTE RESOLUTION

         13.1 GOVERNING LAW. This Agreement shall be governed by laws of the state of Delaware, as such law applies to contracts entered into in Delaware by residents of Delaware, without reference to its choice of law provisions.

         13.2 DISPUTE RESOLUTION. In the event of any dispute, the Parties shall refer such dispute to a designated executive of Rigel and a designated executive of Novartis for attempted resolution by good faith negotiations within thirty
(30) days after such referral is made. In the event such executives are unable to resolve such dispute within such thirty (30) day period, either Party may invoke the provisions of Section 13.3 below.

         13.3 JURISDICTION AND VENUE. Except as provided in Section 13.2 above, any claim or controversy arising out of or related to this Agreement or any breach hereof shall be adjudicated in the federal district court of Dover, Delaware, and the Parties hereby consent to the jurisdiction and venue of such court.

14.      GENERAL PROVISIONS

         14.1 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail addressed to


                                      20.

the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing, or faxed; provided that such fax is confirmed by electronic confirmation of transmission.

              All notices to Novartis shall be addressed as follows:

                       Novartis Pharma AG
                       Lichtstrasse 35
                       P.O. Box
                       CH-4002 Basel
                       Switzerland
                       Attn: Legal Department
                       Fax: +41-61-324-6859

              All notices to Rigel shall be addressed as follows:

                       Rigel Pharmaceuticals, Inc.
                       240 East Grand Avenue
                       South San Francisco, CA 94080
                       Attn:  President
                       Fax: +1-650-624-1101

              with a copy to:

                       Cooley Godward LLP
                       Five Palo Alto Square
                       3000 El Camino Real
                       Palo Alto, California  94306
                       Attn:  Patrick A. Pohlen, Esq.
                       Fax:  (650) 857-0663

         Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

         14.2 FORCE MAJEURE. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses commercially reasonable efforts to overcome the same.

         14.3 ENTIRETY OF AGREEMENT. This Agreement embodies the entire, final and complete agreement and understanding between the Parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

         14.4 NON-WAIVER. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.


                                      21.

         14.5 DISCLAIMER OF AGENCY. Neither Party is, or will be deemed to be, the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create, or incur any third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

         14.6 SEVERABILITY. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either Rigel or Novartis deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the Parties shall revise such invalidated provision in a manner that will closely approximate the Parties' original intent.

         14.7 AMBIGUITIES. The Parties hereby acknowledge that they have drafted this Agreement jointly. Thus, any presumption that ambiguous provisions shall be construed against the party drafting an agreement is inapplicable, and each Party expressly agrees not to invoke said presumption in the event of a dispute between the Parties relating to this Agreement.

         14.8 AFFILIATES; ASSIGNMENT. Except as otherwise provided herein, neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld; provided, however, that either Party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of substantially all of the assets or business unit to which this Agreement relates; provided further, however, that any such assignment shall be made in a manner such that the assignee expressly undertakes in writing to be liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any attempted delegation or assignment not in accordance with this
Section 14.7 shall be of no force or effect.

         14.9 HEADINGS. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

         14.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.


                                      22.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.



RIGEL PHARMACEUTICALS, INC.                NOVARTIS PHARMA AG




By: /s/ James M. Gower                     By: /s/ Paul Herring
   -------------------------------            --------------------------------
Name: James M. Gower                       Name: Dr. Paul Herring
     -----------------------------              ------------------------------
Title: President & CEO                     Title:   Head of Research
      ----------------------------               -----------------------------




                                      23.

                                   EXHIBIT A-1

                           T-CELL PROGRAM OF RESEARCH

                NOVEL REGULATORY PATHWAYS IN T AND B LYMPHOCYTES

                            NOVARTIS PROJECT OUTLINE

             PROJECT I: IDENTIFICATION OF REGULATORY PROTEINS THAT
                                AFFECT T CELL ACTIVATION

INTRODUCTION

         Activation of specific signaling pathways in lymphocytes determines the quality, magnitude and duration of immune responses. In transplantation, acute and chronic inflammatory diseases, and autoimmunity, it is these pathways that are responsible for the induction, maintenance and exacerbation of disease lymphocyte responses. Of the many activation pathways that have been elucidated, most are ubiquitous and not unique to a particular cell lineage. The goal of this proposal is to identify and validate novel signaling molecules specific for T cell activation and effector function. From these molecules, T cell-specific targets will be identified that are effective in modulating immune-mediated processes. A combination of high throughput functional and yeast two-hybrid genetic screens will be employed to isolate and map novel signaling molecules in lymphocyte activation. Engagement of the B cell receptor (BCR) in conjunction with T cell assistance stimulates humoral immunity characterized by immunoglobulin production and antigen presentation by B cells. Likewise, T cell signaling through the T cell receptor (TCR) and other molecules such as CD28 leads to specific cellular immunity. Summarized below, in Table 1, is our strategy for identifying and validating novel T cell intracellular signaling molecules. Each approach, its readout, and the libraries to be used are detailed in the remaining sections of the proposal.

                                      1.

TABLE 1. SUMMARY OF SCREENS TO IDENTIFY INTRACELLULAR REGULATORS OF LYMPHOCYTE ACTIVATION AND/OR EFFECTOR FUNCTION.

--------------------------------------------------------------------------------
                                                       INTRACELLULAR TARGETING
APPROACH                    READOUT                    STRUCTURES AND MOTIFS
--------------------------------------------------------------------------------
PROJECT I
IDENTIFICATION OF
REGULATORY PROTEINS THAT
AFFECT T CELL ACTIVATION
--------------------------------------------------------------------------------
1.    PRIMARY SCREENS
--------------------------------------------------------------------------------
1.1   Primary peptide       Enrichment by FACS for     GFP/BFP scaffold peptide
screen for inhibition of    absent or decreased CD25   libraries (12 mer and 18
CD25 (IL-2R(alpha) chain)   expression (measured by    mer)
in a cell line (to be       (alpha) -CD25 monoclonal
determined by the RMC)      antibody)                  Potential additional
stimulated through CD3                                 library scaffolds
+/-CD28                     Enrichment by FACS for     (constrained 18 mer
                            absent or decreased        (beta)- lactamase, DHFR)
1.2   Primary peptide       reporter activity          to be determined by the
screen for inhibition of    (fluorescence-based        RMC
IL-2 promoter activity in   screen) or isolation of
a cell line stimulated      survivors (survival-based
through CD3 +/-CD28         screen)
--------------------------------------------------------------------------------
2.    SECONDARY ASSAYS
--------------------------------------------------------------------------------
2.1   Secondary assays      Analytical flow cytometry
measuring expression of     measuring expression of
cell surface T cell         CD28, CTLA-4, ICOS,
co-stimulatory molecules    CDw150 and CD40L
in T cell lines (to be      (additional markers to be
determined by the RMC) and  determined by the RMC)
primary human PBL T cells
stimulated through CD3      Analytical flow cytometry
+/-CD28                     measuring expression of
                            Th1/Th2 differentiation
2.2   Secondary assays      markers to be determined
measuring T cell            by the RMC (e.g., (beta)
differentiation into Th1    subunits of IL-12 and
and Th2 cells in T cell     IFN(gamma) receptors,
lines (to be determined by  ESTE-2, IL-12R(alpha),
the RMC) and primary human  CD45RA, CD45RO and CD148)
PBL T cells; stimulus to
be determined by the RMC
--------------------------------------------------------------------------------
3.    PATHWAY MAPPING
--------------------------------------------------------------------------------
3.1   Yeast two-hybrid      Lac Z+, His                cDNA:
screens on cDNA and                                          -Anti-CD3
peptide hits to identify                               activated T cells from
intracellular binding                                  human spleen
partners; functional
analysis of interacting
proteins
--------------------------------------------------------------------------------
3.2   Yeast-Two Hybrid      Lac Z+, His+               Constrained 18 mer and
isolation of peptides that                             other scaffolds
bind to functional cDNAs;                              (GFP/BFP,
                                                       (beta)-lactamase, DHFR)
                                                       to be
--------------------------------------------------------------------------------


                                       2.

--------------------------------------------------------------------------------
functional analysis of                                 determined by the RMC
these peptides
--------------------------------------------------------------------------------


PROJECT I.

IDENTIFICATION OF REGULATORY PROTEINS THAT AFFECT T CELL ACTIVATION.

1 Primary Screens

      Screens in Project I will isolate inhibitors/modulators of TCR-induced T cell activation (Appendix A). CD25 and IL-2 are such fundamental markers of activated T cells that their upstream regulators may also be biased toward T cell co-stimulation and/or Thl/2 development. Blockade of the above markers will negatively affect T cell function and B-T cell interactions leading to T cell activation. Modulating T cell activation and function has clinical relevance for transplantation, autoimmunity and inflammatory diseases.

1.1 Primary peptide screen for inhibition of CD25 in T cells stimulated through CD3 +/-CD28

      CD3 positive T cell lines will be selected for their ability to upregulate CD25 and produce IL-2 in response to crosslinking of their TCR. The cell lines selected for primary screening will possess kinetics and levels of expression of the above markers that are most similar to primary human peripheral blood and splenic T cells. In primary screens, CD25 will be measured by flow cytometry and enriched for desired phenotypes following peptide library expression. The T cell lines will each be infected with 4 peptide libraries: two loop-3 BFP scaffold peptide libraries (12 mer and 18 mer) and two loop-4 BFP scaffold peptide libraries (12 mer and 18 mer. Other library scaffolds may be utilized as deemed necessary by the RMC (constrained 18 mer, (beta)-lactamase, DHFR). After several rounds of enrichment, individual peptide sequences will be tested for function in the original screening assay.

1.2 Functional screening for inhibitors of TCR-induced transcription of the IL-2 promoter in cell lines carrying the IL-2 promoter upstream of a reporter fused to death genes.

      An alternative method for the flow-based screen described in section
1.1 is to generate cell lines that monitor IL-2 promoter activity by survival. A CD3-responsive fragment of the IL-2 promoter will be cloned into a retroviral vector in the reverse orientation. This will be upstream of a splice site followed by a reporter (GFP) and then an IRES ending with a fusion of two death genes, thymidine kinase (TK) and cytosine deaminase (CD) (Appendix B). This construct will be packaged and used to infect the CD3-responsive T cell lines. In response to activation of the IL-2 promoter, the infected cells will become fluorescent or, after addition of the death ligand (ganciclovir for TK and 5-FC (fluorocytosine) for CD), will die. These reporter/survival T cell lines will be infected with 4 libraries: two loop-3 BFP scaffold peptide libraries (12 mer and 18 mer) and two loop-4 BFP scaffold peptide libraries (12 mer and 18 mer). Other library scaffolds may be utilized as deemed necessary by the RMC (constrained 18 mer, (beta) lactamase, DHFR). Peptides capable of inhibiting promoter activity will decrease GFP expression. Peptides capable of shutting off the promoter will rescue the cells from death in the presence of the death gene inducers. After sufficient rounds of enrichment, individual peptide sequences will be tested for function in the original screening assay. This reporter/survival strategy is adaptable to any promoter that is inducible by an extracellular signal. As proof of principle, we have generated cell lines expressing TK,

                                       3.

CD8/CD95 and TK/GFP fusion that are efficiently killed in the presence of ganciclovir or anti-CD8 monoclonal antibody, respectively (Appendix C).

2. SECONDARY ASSAYS

2.1 Secondary assays measuring expression of cell surface T cell co-stimulatory molecules in T cell lines and primary human PBL T cells stimulated through CD3 +/-CD28

      Confirmed peptide hits from the primary functional screens will be subjected to secondary assays in T cell lines and primary peripheral blood and splenic T cells. In these assays, the effects of the hits on CD3-induced co-stimulation will be tested. Markers associated with T cell co-stimulation will be assessed by analytical flow cytometry for their modulation by the primary peptide hits. The markers that will be analyzed are CD28, ICOS, CTLA-4, CDwl50 and CD40L (other markers may be added as deemed appropriate by the RMC). Peptides that demonstrate desirable characteristics will be used as bait in a genetic yeast two-hybrid screen to isolate their intracellular binding partner. These cDNAs will be validated by a number of assays to test whether they directly regulate T cell co-stimulation or not. Figure I summarizes the interrelationship of the various methods described above to map functional targets in T cell activation.

      FIGURE 1

      DIAGRAM

2.2 Secondary assays measuring T cell differentiation into Th1 and Th2 cells in T cell lines and primary human PBL T cells

      Confirmed peptide hits from the primary functional screens will be subjected to secondary assays in T cell lines and primary peripheral blood and splenic T cells. In these assays, the effects of the hits on Th1/2 development will be tested. Markers associated with Th1/2 development will be assessed by analytical flow cytometry for their modulation by the primary peptide hits. The markers that will be analyzed are IL-12R-alpha and beta-2 chains, IFN-gamma-R-beta chain, ESTE-2, CD45RA, CD45RO and CD148 (other markers may be added as deemed appropriate by the RMC). Peptides that demonstrate desirable characteristics will be used as bait in a genetic yeast two-hybrid screen to isolate their intracellular binding partner. These cDNAs will be validated by a number of assays to test whether they directly regulate Th1/2 development or not. Figure 1 summarizes the interrelationship of the various methods described above to map functional targets in T cell activation.


                                       4.

EXPERIMENTAL DESIGN AND METHODS

PROJECT I.

IDENTIFICATION OF REGULATORY PROTEINS THAT AFFECT T CELL ACTIVATION.

      RATIONALE:

      T cells are pivotal in determining the type of immune response and its duration. Alterations in T cell activation and regulation are implicated in numerous diseases such as acute and chronic inflammation, autoimmunity and graft rejection. The screens in this approach will identify T cell activation-specific signaling molecules and assess their bias towards co-stimulation and/or Thl/2 development. This will permit specific intervention into T cell-mediated processes that contribute to or are the basis of disease.

1. PRIMARY SCREENS.

1.1 Primary peptide screen for inhibition of CD25 in T cells stimulated through CD3+/-CD28

      Several T cell lines, including MOLT, Jurkat, Hut-102, Hut-78 and those to be determined by the Novartis - Rigel Joint Research Committee, will be tested for the presence of surface CD3. Those that express CD3 will be cultured with anti-CD3 to crosslink the TCR and test for the upregulation of CD25 and production of IL-2 (Appendix A). It is important that the kinetics and levels of expression of these markers overlap those observed in anti-CD3 stimulated primary human T cells.

      PEPTIDE LIBRARY SCREENING AND PROTEIN TARGET IDENTIFICATION.

      Cell lines selected as described above will be infected with one of 4 peptide libraries containing random 12 or 18 mer peptides on loop 3 or 4 of a BFP scaffold. Each of the peptide libraries will be packaged into infectious viral particles (for protocol, see Appendix E). Each library sequence will be upstream of a reporter gene to identify and/or select for infected cells and relative peptide expression (Appendix F). Likewise, for hit confirmation, each individual peptide sequence will be engineered into the same retroviral vectors upstream of a reporter gene.

      We have developed several retroviral constructs to control all aspects of peptide expression and localization. This gives us great flexibility when designing retroviral libraries within any cell line and with whatever characteristics are deemed necessary for intracellular peptide expression (see Appendix G). Constrained peptides have many valuable features compared to linear peptides, including enhanced resistance to proteolysis and a restricted conformation space that can result in a higher binding affinity for cognate binding proteins.

      Each screen will start with production of the primary retrovirus peptide library. The primary library will be used to infect 10(8) to 10(9) T cells. After infection, the cells will be stimulated with anti-CD3 and, two days later, those cells containing a library member (positive for the fluorescent reporter) and inhibited for surface expression of CD25 will be enriched by FACS. This enriched population will be subjected to biological rescue to amplify and transfer the integrated peptide sequences to naive cells. The process will be repeated

                                       5.

until significant alteration in the expression of CD25 is observed by FACS. At this point, individual peptide sequences will be cloned and tested in the original screening assay for their ability to alter phenotype.

      It will take approximately 4-6 rounds of enrichment to identify individual sequences capable of inhibiting TCR induction of CD25. For a discussion of the statistics associated with enrichment, see Appendix H. The most important factor that influences the number of enrichment rounds necessary to identify individual peptide hits is the ratio between real positive hits in the original library and heritable false positives. The frequency of real positive hits is dependent upon the qualitative ability of the over-expressed library member to alter the pathway of interest. Enrichment of real positive peptides becomes less efficient with false positive rates above 2%. For this reason, great effort is placed in developing robust cell lines.

      To obtain phenotypic enrichment in the primary screens, the desired phenotype must be transferred from the enriched library-infected population to a naive population repetitively. Historically, we have used RT-PCR to rescue library members from the phenotypically desirable cells of one round, generate a new retroviral library and infect naive cells to enrich once again for the desired altered cell phenotype. Although RT-PCR works, uneven amplification will decrease overall amplification of real peptide hits from one round to another. Additional rounds of library enrichment can overcome this overall decrease of real hit amplification. However, to overcome the potential problems of RT-PCR and for more efficient transfer of phenotype from one round to the next, we are replacing RT-PCR amplification with a direct biological rescue (Appendix I). Biological rescue involves direct transfer of recombinant retroviral inserts from positively identified cell clones into naive cells for re-testing. By supplying retrovirus proteins GAG-POL-ENV to library-enriched cells, integrated proviral transcripts encoding putative peptide hits are selectively re-packaged and secreted as new virions capable of infecting new cells. Positive cells can be converted to retroviral producers by superinfection of GAG-POL-ENV genes or alternatively, tetracycline-inducible packaging functions can be pre-engineered into target cell lines. By either strategy, peptides from enriched cells can be selectively transferred to new cells and re-tested for phenotypic effects, eliminating the time-intensive and potentially biased intermediary molecular cloning steps. Proof of principle demonstrating the feasibility of this approach is shown in Appendix J.

1.2 Functional screening for inhibitors of TCR-induced transcription of the IL-2 promoter in cell lines carrying the IL-2 promoter upstream of a reporter fused to death genes

      An alternative to the flow-based screens outlined above is to generate cell lines that survive when promoters critical to T cell activation are inhibited. This is a very stringent assay with very low background. This is accomplished by infecting CD3-inducible T cell lines with the following construct: A retroviral vector containing a TCR-responsive fragment of the IL-2 promoter in the reverse orientation followed by a splice site, a reporter gene such as GFP, an IRES and finally a fusion of two death genes, TK and CD (Appendix B). The determination of the appropriate death genes to use will be dependent on which is most robust in the particular T cell line chosen. Briefly, cells will be infected with the reporter/death gene construct and induced with anti-CD3. Cells expressing higher levels of GFP will then be enriched by FACS. The anti-CD3 will be removed and the cells will be enriched for absent or decreased reporter fluorescence. Alternatively, pools of infected cells are divided and grown in parallel so that one set can be induced and tested for GFP/death


                                       6.

gene induction without having to subject its sibling to TCR engagement. This will control for any lasting effect TCR engagement may have on the GYP reporter and the fused death genes.

      The method will be as follows: The survival cell lines from above are infected with the desired library (Appendix E). Leaky cells (constitutive expression of the IL-2 promoter) are not a concern since the addition of the second signal is required to kill cells. The second signal will be withheld until the library has had time to express allowing all possible promoter inhibitors to manifest. Two days after library infection, the cells are induced with anti-CD3 in the presence of the appropriate death signal (ganciclovir for TK and 5-FC for CD). Cells carrying peptides that inhibit induction of the engineered IL-2 promoter fragment will not produce the death genes and will survive. After the survivors grow out (approximately 1 week), they will again be subjected to anti-CD3 and the death signals. The genes encoding the peptides responsible for the survivors will be transferred to naive cells by biological rescue as previously described (section 1.1). The identification of individual inhibitory peptides should occur in only 3-4 rounds since the false positive background for survival screens is lower than for FACS-based screening. Once enrichment is achieved and individual sequences are independently shown to inhibit IL-2 promoter activation, these sequences will be introduced into a standard set of secondary and orthogonal assays as described below in section 2. As well, the proteins they interact with will be identified as discussed in section 3 below.

2 SECONDARY ASSAYS TO ASSESS PHYSIOLOGIC CHARACTERISTICS AND SPECIFICITY OF
  PRIMARY FUNCTIONAL PEPTIDE HITS.

2.1 Secondary assays measuring expression of cell surface T cell co-stimulatory molecules in T cell lines and primary human PBL T cells stimulated through CD3 +/-CD28

      After library enrichment, individual sequences shown to modulate CD25 expression or IL-2 promoter activation will be introduced into a standard set of secondary assays. The overall aim of these assays is to test the specificity and physiologic characteristics of the functional peptide hits. This will be a critical step in determining priority of hits for more intensive investigation. Many of these assays will be performed in T cell lines and primary peripheral blood or splenic T cells. The ability of the hits to alter anti-CD3 induced expression of co-stimulatory molecules will be measured. These include but are not limited to CD28, ICOS, CTLA-4 CDwl50 and CD40L. Functionally validated peptide hits will then be used as bait to isolate their interacting protein targets by genetic (yeast two-hybrid) screening technologies (see section 3 for yeast two-hybrid details). These new interacting partners can be cycled into the functional assays to assess their specific role in T cell signaling. In this manner, activation pathways that mediate multiple functions in T cells can be deconvoluted in a step-wise manner.

2.2 Secondary assays measuring T cell differentiation into Th1 and Th2 cells in T cell lines and primary human PBL T cells

      Just as described above in section 2.1, peptide hits from the primary screens will be tested for their ability to influence Thl/2 development. CD3 activation combined with the presence of the appropriate cytokines will bias T cells towards Thl or Th2 development. Cell surface markers such as IL-12R (alpha) and (beta)2 chains, IFN-(gamma)R (beta) chain, ESTE-2, CD45RA, CD45RO and CD148 have been shown to be associated Thl/2 development. The peptide hits will be assessed for their ability to modulate these markers. They will also be tested for their


                                       7.

ability to alter the secretion of cytokines associated with Thl (IFN-(gamma)) and Th2 responses (IL-4).

      Functionally validated peptide hits will then be used as bait to isolate their interacting protein targets by genetic (yeast two-hybrid) screening technologies (see section 3 for yeast two-hybrid details). These new interacting partners can be cycled into the functional assays to assess their specific role in T cell signaling. In this manner, activation pathways that mediate multiple functions in T cells can be deconvoluted in a step-wise manner.

PROJECT I - PATHWAY MAPPING.

FUNCTIONAL MAPPING OF NOVEL T CELL SIGNALING PROTEINS.

3.1 Yeast two-hybrid screening, to identify and map proteins that interact with functional peptide hits.

      Peptides that modulate lymphocyte activation do so by binding to intracellular proteins that are members of signal transduction pathways which ultimately lead to diverse phenotypic endpoints in T cells. Identification of functional peptide-target protein pairs in these pathways will enable subsequent screening for low molecular weight compounds that alter T cell function.

      Priority peptide hits from the library screens that alter lymphocyte activation will be subjected to yeast two-hybrid screening to identify their intracellular binding partners. The libraries to be screened are described in section 1 above. The screening protocol for identification of interacting proteins is summarized in Appendix D. Briefly, sequences encoding the target peptides will be cloned into pAS2-1K to fuse to the C-terminal of GAL4 DNA binding domain. The oligos can also be cloned into pAS2N to fuse to the N-terminal of GAL4 DNA binding domain. Both bait plasmids can be used for subsequent screenings. The bait plasmids will be transformed into the Y190 yeast strain. This yeast strain has the highest sensitivity for yeast two-hybrid screening. Optimal 3AT concentration needed to suppress any HIS background expression will be determined on SD-WH+3AT plates. The cDNA libraries will be fused with the GAL4 activation domain and transformed into the yeast already containing the bait plasmid. At least 20 million transformants from each library will be screened on SD-LWH+3AT plates. HIS+ and LacZ+ clones will be grown up in SD-L liquid medium to retrieve plasmid and for retransformation into Y190 to verify the binding specificity.

      Isolated proteins that are determined to interact with the functional sequence baits will be tested for their ability to affect T cell activation in the previously discussed secondary assays. The various ways to determine function in the secondary assays is by simple overexpression of the putative target protein and any potential dominant-negative domains, and random mutagenesis to destroy functioning domains (Appendix K).

      INITIAL STEPS FOR TARGET IDENTIFICATION/VALIDATION (SEE FLOWCHART IN APPENDIX L).

      It is important to recognize that once a target protein/peptide pair has been identified, the relationship between that target protein and the pathway of interest for that particular cell type is defined by virtue of the functional screen that produced it. False positives arise only if the hit binds to additional proteins not related to the functional pathway of interest. The


                                       8.

binding peptide minimizes this possibility as it binds to only a portion of the cDNA in a manner that regulates the pathway of interest. Below is a protocol to discriminate false positives from pathway-specific protein/peptide target pairs.

      Once the desired change in the phenotype of the library-infected cells is achieved, the cDNAs/peptides responsible will be sequenced. Individual sequences derived from the libraries, and subsequently two-hybrid approaches will be tested for their ability to alter T or B cell activation as described earlier. Targets are defined as functional cDNAs whose binding peptide can alter its influence on lymphocyte activation in a desired way.

      The protein/peptide pairs can be subjected to numerous secondary assays to confirm their role and specificity in lymphocyte activation/regulation. The type of protein/peptide pairs identified will dictate the exact assays performed. These assays include over-expression in lymphocytes of the target protein, their individual functional domains, dominant negative mutants (large-scale mutagenesis of specific cDNAs to generate libraries of "mutant targets," see Appendix L) and anti-sense mRNA of the target protein sequence. The readouts will include changes in the expression of activation-upregulated surface proteins, cytokine production and proliferation as described in Section 1 and 2. In addition, the ability to revert the phenotype of activated lymphocytes by over-expressing the target protein in cells expressing the inhibitory binding peptide will be tested. These assays will assist the Joint Novartis-Rigel Research Committee in their determination of targets to be introduced into Novartis small molecule compound screens. Below is a brief description of the rationale and approach for each of the assays described above.

      Over-expression of the target protein or individual functional domains may modulate lymphocyte activation, thereby implicating the specific protein in one of the activation-coupled intracellular regulatory pathways. This can be accomplished very simply with Rigel's retroviral vector system. By using reporter genes downstream of the cDNA-encoding the target protein or domain, we can track infected cells and determine the relative production of the target protein/domain. This will allow us to titrate its biological effect as a means to confirm the target protein's role in lymphocyte activation. If overexpression of the protein target influences T cell activation, mutant libraries of the protein can then be screened for loss-of-function as described below.

      Target proteins will be randomly mutated (see Appendix L) and screened in the FACS assays described in Section 1 for mutant proteins that alter lymphocyte activation. Two variations of this approach allow us to narrow our screen of mutant target proteins. One variation is to perform mutagenesis on the target cDNA and then subject the mutagenized target to a two-hybrid screen with the cognate peptide as bait to identify mutants that no longer bind the peptide. These mutant proteins can be tested for loss-of-function in mammalian cells. Alternatively, the peptide can be chemically crosslinked to the target protein to identify the region bound by the peptide using mass spectrometry. Subsequently, the peptide-binding region of the target protein is randomly mutated and the clones screened for their ability to inhibit lymphocyte activation. The advantage of this variation is that the regulatory domain of the target protein is identified.

      A third approach to confirm the role of the target protein in lymphocyte activation is to overcome peptide inhibition by overexpressing the target protein. The screening cell lines are infected with the peptide and its target protein where the target protein under the control


                                       9.

of an inducible promoter such as tetracycline or metallothionein. When the target protein is induced, its ability to outcompete inhibition by the peptide can be tested.

      Some or all of the above methods can be employed to confirm that a protein/peptide pair, identified in the initial screen is functionally relevant. Because of our retroviral technology virtually any strategy of intracellular expression can be approached to verify protein/peptide target pairs in living cells. It will be the task of the Joint Novartis-Rigel Research Committee to determine which assays are necessary to sufficiently define a functional protein/peptide pair for the next phase of development, specifically small molecular weight compound screening.


                                       10.

HEADCOUNT

      To run optimally, the T cell project (Project I) and the B cell project (Project II) will each take 12 full-time Rigel FTEs. Listed here are the scientists who would begin working on the T cell project:

      DAVID FERRICK: Dr. Ferrick is the project director and is the primary supervisor responsible for ensuring the project hits milestones and objectives in a timely mariner. In addition, he is the head of Molecular and Cell Biology and will supervise all aspects of the various constructs, library generation, library enrichment steps, target validation, and target analysis. Also, he is responsible for the supervision and data analysis resulting from the HTS FACS analysis/sorting.

      CHARLENE LIAO: Dr. Liao is the project leader and will coordinate all communication between Rigel and Novartis. She will be responsible for the development of all primary and secondary assays for the screens. She will generate the IL-2 promoter survival cell lines and oversee their screening. She is responsible for analyzing the function of individual peptide and protein hits in cell lines and primary cells.

      PEIWEN YU: Dr. Yu is a Scientist who is investigating functional T cell targets and two-hybrid hits. She is involved in developing many of the functional assays related to T cell function.

      TBH: A Scientist is required to be in charge of retroviral library design and production. He will be responsible for the generation of all peptide libraries with their scaffold and localization sequences. He will perform library rescue and the subsequent subcloning of the individual peptide hits. He will also shuttle hits from the yeast two-hybrid screen to mammalian vectors for post two-hybrid functional analysis.

      S. SWIFT: S. Swift is the Senior Research Associate in charge of retroviral production and tissue culture. She is responsible for conducting the library screens, which involves the generation of the infectious library for each round of enrichment screening and all aspects of tissue culture associated with the screening effort. She is also coordinating and performing biological rescue to transfer enriched peptide clones from one round to the next, as well as RT-PCR isolation of individual peptide sequences.

      G. MINTIER: G. Mintier is the Research Associate responsible for retroviral vector design and testing. He will generate the retroviral constructs to be used in all the screens. He will be responsible for performing the peptide screens and conducting the rescue of the hits from those screens. He will be involved in the screening for proteins that bind the peptide hits.

      H. KHOSHNEVISAN: H. Khoshnevisan is a cell biology Research Associate responsible for all the tissue culture work for the project. She maintains all the different lymphocyte cell lines, the Phoenix packaging cell line, and the sorted cell populations.

      M. AUJAY: M. Aujay is the Research Assistant in charge of the sequencing core. She will be responsible for all DNA sequencing on this project. This includes sequencing of all rescued libraries to check for enrichment and contamination, all verified peptide hits, and two-hybrid hits. She is also responsible for managing the sequence database and all related


                                      11.

DNA bioinformatics of the project. She will coordinate the data entry into the appropriate databases.

      P. FALLON: P. Fallon is the Senior Research Associate in charge of the high-speed flow cytometry core. He is responsible for setting-up and implementing all the FACS-based assays. He will be responsible for adapting all assays for FACS-based sorting. He will perform these assays and sort the library hits. He will also supervise the FACS-associated bioinformatics for all the screens.

      B. HUANG: B. Huang is an Intracellular Pathway Mapping Manager in charge of two-hybrid screening. She is responsible for setting up and carrying out all the two-hybrid assays, analyzing and isolating full-length clones, and generating the cDNA libraries.

      D. HATRAN: D. Hatran is a molecular biology Research Associate in the target identification group. He is responsible for all the support work on the one- and two-hybrid analyses, including media prep, plate pouring, minipreps, colony picking, gel analysis, and subcloning.

      C. LAU: C. Lau is a Research Associate responsible for all the subcloning of hits into expression vectors and execution of secondary assays to verify function in primary cells. She will also perform various labor-intensive tasks associated with the screening effort such as peptide rescue, library sequencing and tissue culture.


                                      12.

                                   APPENDIX A

                                   [DIAGRAM]


                                      13.

                                   APPENDIX B

                                   [DIAGRAM]


                                      14.

                                   APPENDIX C

                                   [DIAGRAM]


                                      15.

                                 APPENDIX D(1)

                                  [DIAGRAM]


                                      16.

                                 APPENDIX D (2)

                                   [DIAGRAM]


                                      17.

APPENDIX E

PROTOCOL FOR TRANSFECTION OF PHOENIX CELLS AND INFECTION OF NONADHERENT TARGET CELLS

      [DIAGRAM]

      DAY 1:

      Seed Phoenix cells (Es or As) in 10cm plates at 5 x 10(6) cells in 6 ml (DMEM + 10% FBS + Pen/Strep) per plate the day before transfection.

      DAY 2:

      Allow all reagents to reach room temperature 30 min. before starting. Add 50 mM chloroquine at 8 microl/plate (50 microM final) before preparing the transfection solution.

      Mix CaPO4 reagents in 15ml polypropylene tube:

            per plate:  10 microg. DNA
                        122 microliter 2M CaCl(2)
                        876 microliter H20
                        1.0ml 2X HBS

      Add 2X HBS and depress the expulsion button completely to bubble air through the mix for 10 secs. Immediately add mixture gently dropwise to plate.

      Incubate 3-8 hours.

      Remove medium and replace with 6.0 ml DMEM-medium.

      DAY 3:

      Change medium again to 6.0 mls of medium optimal for the cells to be infected. Move to 32(degree) C either in the morning or afternoon depending on the Phoenix cell confluency and whether you will infect at 48 or 72 hrs after transfection.

      DAY 4 OR 5:

      Collect virus supernatant from transfected plates (6.0 ml) into 50 ml tubes and add protamine sulfate to a final concentration of 5 microg./ml.

      Pass through a 0.45 micrometer filter.

      Count target cells and distribute 10(7) cells per 10 cm plate transfected to 50 ml tubes and pellet 5 min.

      Resuspend each pellet of target cells in virus supernatant and transfer to a 6 well plate at 1.0-1.2 ml per well.

      Seal plate with parafilm and centrifuge at RT for 30-90 min. at 2500 RPM.

      Remove parafilm and incubate plate over night at 37(degree)C.


                                      18.

      DAY 5:

      Collect and pellet each well of target cells. Resuspend in 3 ml medium and transfer back to the same 6well plate.

      Infection can be repeated by refeeding the Phoenix cells with 6ml fresh medium and reinfecting the same cells again up to 3 times to increase % of cells infected (for instance at 48, 56, and 72 hours)

      DAY 7 OR DAY 8:

      At 48 to 72 hrs. post infection, target cells are ready to analyze for expression.


                                      19.

                                   APPENDIX F

                                   [DIAGRAM]


                                     20.

                                  APPENDIX G

                                   [DIAGRAM]


                                      21.

                                   APPENDIX H

                                   [DIAGRAM]


                                      22.

                                   APPENDIX J

                                   [DIAGRAM]


                                      23.

                                   APPENDIX K

                                   [DIAGRAM]


                                      24.

                                 APPENDIX L (1)

                                   [DIAGRAM]


                                      25.

                                  APPENDIX L(2)

                                   [DIAGRAM]


                                      26.

                           Rigel-Novartis Collaboration

                                   [DIAGRAM]


                                      27.

                                   EXHIBIT A-2

                           B-CELL PROGRAM OF RESEARCH

                                                               Provisional Draft

                NOVEL REGULATORY PATHWAYS IN T AND B LYMPHOCYTES

                            NOVARTIS PROJECT OUTLINE

          PROJECT II: IDENTIFICATION OF REGULATORY PROTEINS THAT AFFECT
                            BCR-INDUCED IG PRODUCTION

INTRODUCTION

      Activation of specific signaling pathways in lymphocytes determines the quality, magnitude and duration of immune responses. In transplantation, acute and chronic inflammatory diseases, and autoimmunity, it is these pathways that are responsible for the induction, maintenance and exacerbation of disease lymphocyte responses. Of the many activation pathways that have been elucidated, most are ubiquitous and not unique to a particular cell lineage. The goal of this proposal is to identify and validate novel (signaling) molecules specific for B cell activation and effector function as potential pharmacological targets for B cell inhibition. From these molecules, B cell-specific targets will be identified that are effective in modulating immune-mediated processes. A combination of high throughput functional and yeast two-hybrid genetic screens will be employed to isolate and map novel (signaling) molecules essential for lymphocyte activation. Engagement of the B cell receptor (BCR) together with additional activation principals stimulates humoral immunity characterized by immunoglobulin production and antigen presentation by B cells. Summarized below, in Table 1, are four strategies for identifying and validating novel B cell intracellular signaling molecules. Each approach, its readout, and the libraries to be used are detailed in the remaining sections of the proposal. Two of these approaches (to be chosen by the Joint Novartis-Rigel Research Management Committee) will be pursued initially.

PREFINAL DRAFT -- ELEMENTS YET TO BE FINALIZED


                                       1.

TABLE 1. SUMMARY OF SCREENS TO IDENTIFY INTRACELLULAR REGULATORS OF LYMPHOCYTE ACTIVATION AND/OR EFFECTOR FUNCTION.

------------------------------------------------------------------------------------------------------------------------------
PROJECT II
IDENTIFICATION OF REGULATORY
PROTEINS THAT AFFECT BCR-
INDUCED IG PRODUCTION

------------------------------------------------------------------------------------------------------------------------------
APPROACH                                        READOUT                                  LIBRARY
------------------------------------------------------------------------------------------------------------------------------
1.   PRIMARY SCREENS
------------------------------------------------------------------------------------------------------------------------------
1.1 SCREEN 1: Primary peptide screen          Enrichment by FACS for decreased          Puromycin and BFP loop3 scaffold
    looking for signaling molecules           expression of multiple B cell             peptide libraries (12 mer and 18 mer)
    involved in BCR activation as             activation markers
    measured by inhibition of B cell
    activation marker up-regulation

1.2 SCREEN 2: Primary peptide screen          Isolation of survivors and enrichment     Potential additional libraries
    for inhibitors of IgH chain promoter      by FACS for absent or decreased           (constrained 18mer, Beta-lactamase
    activity in a B cell line stimulated      reporter activity                         based, DHFR-based) to be determined
    through the BCR                                                                     by the RMC

1.3 SCREEN 3: Primary peptide screen          Isolation of survivors and enrichment
    for inhibitors of secretory Ig            by FACS for absent or decreased
    expression as measured by TK/GFP          reporter activity
    transgene in a mature B cell line

1.4 BACKUP SCREEN: Primary peptide            Isolation of survivors
    screen for signaling molecules
    involved in BCR activation as
    measured by apoptosis
------------------------------------------------------------------------------------------------------------------------------
2. SECONDARY ASSAYS
------------------------------------------------------------------------------------------------------------------------------
2.1 BCR-induced IG secretion in               Secretion of Ig as measured by ELISA.
    primary B cells and cell lines            Production of Ig secretory transcript
                                              as measured by PCR

2.2 A collection of BCR-induced               (3)H-thymidine incorporation, FACS
    proliferative responses in primary B      for NFAT reporter gene assay and cell
    cells and cell lines; Specificity of      surface marker up-regulation, ELISA
    hits in alternative cell types            for Ig switching; T cell and
                                              macrophage activation marker
                                              expression
------------------------------------------------------------------------------------------------------------------------------


                                       2.

EXPERIMENTAL DESIGN AND METHODS

IDENTIFICATION OF REGULATORY PROTEINS THAT AFFECT B CELL ACTIVATION

1. Primary Screens

      During xeno-transplantation, the initial hyperacute rejection is predominantly mediated by complement and secretory Ig. Inhibition of secretory Ig production may result in suppression of the rejection. Therefore, the primary goal of our screen is to identify protein targets that are involved in the pathways that lead to the production and secretion of Ig. Three different primary screening strategies and a backup screen are proposed which have distinctive advantages and disadvantages (Appendix A). The knowledge obtained from these screens provides a comprehensive perspective on this complex and intractable area in a manner not possible with any single approach.

1.1 Screen 1: Primary peptide screen looking for signaling molecules involved in BCR activation as measured by inhibition of B cell activation marker up-regulation.

      RATIONALE:

      The first approach involves screening peptides that directly inhibit the up-regulation of multiple cell surface markers related to B cell signaling that are upstream or connected to the Ig secretion pathway. This approach is based on multiple marker sorting and can lead to the discovery of proliferative signaling molecules in the BCR pathway:

      CELL LINES, CONSTRUCTS, AND ACTIVATION MARKERS:

      Four activation markers will initially be evaluated for their up-regulation upon anti-Ig activation (e.g. CD69, IL-5R, surface Ig, MHC Class II, and Ca2+ mobilization). Expression of the activation markers will be optimized to ensure the lowest background, a critical factor in our inhibitory peptide screens. It will also be important to ensure that the signaling event triggered by FACS sorting is reversible so that multiple rounds of screening are possible.

      A panel of Ig+ mature B cell lines will be tested for their ability to upregulate several key activation markers in response to BCR engagement. Those with the greatest dynamic range of primary B cell activation will be employed in the primary screens. The selected cell lines will then be infected with the Tet-off transactivator tTA and TRE-LYT2 producing viruses (Appendix B). The integration of the tTA plasmid will be selected by hygromycin; background of TRE promoter and the expression of tTA will be selected according to LYT2 expression. High level of induction and low background of tTA activity will determine the feasibility of the Tet-regulated system in the appropriate cell line.

      PEPTIDE LIBRARY SCREENING AND PROTEIN TARGET IDENTIFICATION:

      Cell lines selected as described above will be infected with one of Rigel's peptide libraries. We have developed several retroviral constructs to control all aspects of peptide expression and localization. This gives us great flexibility when designing retroviral libraries within any cell line and with whatever characteristics are deemed necessary for intracellular peptide expression (Appendix C). Constrained peptides have many valuable features compared to linear peptides, including enhanced resistance to proteolysis and a restricted

                                       3.

conformation space that can result in a higher binding affinity for cognate binding proteins. In order to screen for as great a range of targets as possible, three different libraries driven by the Tet-off, TRE promoter will be used initially: two constrained libraries (a 12 mer and an 18 mer library inserted at loop 3 of a BFP scaffold) and a linear library fused directly to a puromycin resistance gene (18 mer). Dependent upon the results of the screens using these libraries, the RMC may determine other library scaffolds should also be utilized (e.g. constrained 18 mer, (beta)-1actamase based, enzyme based).

      These primary libraries will be used to infect 10(8) to 10(9) B cells (Appendix D) and the cells will be grown without Dox to allow peptide expression (Appendix E). The cells will be stimulated with anti-Ig and selected for loss of up-regulation of the cell surface markers. This population of cells contains either inhibitory peptides or somatic mutations. To remove somatic mutations, the cells will be grown out in the presence of Dox (peptide expression turned off), followed by sorting for up-regulation of surface markers after stimulation with anti-Ig. The GFP positive cells can then be funneled into multiple rounds of selection, carried out by turning the peptides on and off until a definitive peptide-dependent phenotype is obtained. After the final round of enrichment, the GFP positive cells (peptide off) will be sorted into individual wells of duplicate 96-well plates and treated +/- Dox. Peptide sequences from those cells exhibiting the appropriate phenotype will then be isolated and transferred to a naive population of cells. Their phenotype will be verified as being peptide-dependent on an individual sequence basis.

      This screen may have significantly higher background than the other screens and, therefore, may take longer to identify hits. However, there is an advantage in that inhibitors with complex phenotype can be isolated using this approach.

1.2 Screen 2: Primary peptide screen for inhibitors of IgH promoter activity in a mature B cell line stimulated through the BCR.

      RATIONALE:

      The effect of BCR activation on IgH production is two fold: the IgH promoter activity is enhanced and there is an immediate increased production of the secretory form of Ig. Inhibitors that block Ig(mu) promoter activity inhibit an upstream event of all Ig production, which may or may not inhibit the translational control of the pre-existing mRNA of Ig. However, in either case, therapeutic targets identified which block Ig production will be relevant for hyperacute rejection (minutes-hours). In addition, since antibody production is considered to be important during chronic rejection (months-years), the targets found in this screen may also be particularly useful in later stages of rejection.

      CONSTRUCTS AND CELL LINES:

      In order to carry out the screen, an Ig+ mature B cell line that has robustly enhanced activity of IgH promoter upon BCE signaling will be obtained. A construct with a GFP/TK fusion driven by an IgH promoter will be used (Appendix F). Regions of the IgH promoter that confer the lowest background and the highest inducibility will be determined in the selected cell line. The Tet-off transactivator will then be integrated into the chosen cell line as described in Screen 1 (Section 1.1).

      PEPTIDE LIBRARY SCREENING AND PROTEIN TARGET IDENTIFICATION:


                                       4.

      Cell lines selected as described above will be infected with one of Rigel's peptide libraries as described in screen 1.

      These primary libraries will be used to infect 10(8) to 10(9) B cells. The cells will be grown out in media without Dox, which allows for peptide library expression (Appendix G). Cells will be stimulated with anti-Ig antibodies, and selected in ganciclovir. Cells containing the TK reporter will be killed by the ganciclovir unless a peptide inhibitor is present which inhibits the gene's expression (Appendix H). The peptide-containing survivors will be enriched by FACS for GFP negative cells (containing an inhibitor of the GFP reporter). This will remove residual GFP-expressing cells that were not eliminated by the ganciclovir. The cells that do not fluoresce will contain either peptides or somatic mutations that inhibit alternative splicing or protein synthesis. To remove the background caused by somatic mutations, the cells will be grown in the presence of Dox (to turn off peptides) and (alpha) Ig allowing GFP/TK to express. The GFP positive cells will be sorted into individual wells of a 96-well plate. Triplicate plates will be grown in different combinations of Dox and ganciclovir to confirm that the phenotypic change is due to the peptide. The peptides will then be isolated from those cells and transferred to a naive population of cells where their phenotypes will be verified as being peptide-dependent on an individual sequence basis.

1.3 Screen 3: Primary peptide screen for inhibitors of secretory Ig expression as measured by TK/GFP transgene in a mature B cell line.

      RATIONALE:

      This strategy searches for inhibitors of Ig secretion and is the most direct measure of the goal as defined in this proposal. This approach will directly target the splicing step and translation of the IgH chain that is responsible for generating the secretory form of Ig.

      Increased promoter activity after BCR ligation and/or increased stability of Ig(mu) mRNA in B cells are thought to be critical for the enhanced level of RNA message. The understanding of the contributions of these two phenomena during B cell development and immune responses has been elusive. However, this approach should allow for the discovery of drug targets in either case.

      CELL LINES AND CONSTRUCT:

      Ig+ mature B cell lines will be tested for their ability to produce secretory Ig. The most inducible cell line will be infected with a retroviral construct containing a TK/GFP fusion gene inserted after (mu)4, the secretory segment (S) and the puromycin resistance gene following the cytoplasmic exon (Appendix I). Cells will be selected in puromycin to obtain a population that contains stably integrated transgenes. Upon anti-Ig stimulation, GFP and TK activity will reflect the expression of the secretory forms of Ig. Before screening, the physiological nature of the BCR-induced splicing event in both the endogenous and the transgene will be confirmed using PCR analysis. The tTA expressing cell line will be generated as described in Screen 1.

      PEPTIDE LIBRARY SCREENING AND PROTEIN TARGET IDENTIFICATION:

      The screening protocol will be identical to that described in Screen 2 (Appendix G).


                                       5.

1.4 Back-up Screen: Primary peptide screen for inhibition of BCR signaling measured by apoptosis in a mature or immature B cell line.

      RATIONALE:

      This screen is based on the assumption of cross-functionality between proliferative and apoptotic pathway members and is presented as a back-up strategy.

      The outcome of BCR activation can be either apoptotic or proliferative, depending on the concentration and binding affinity of the antigen, the developmental stage of the B cells, and the coatimuli provided by T cells. Current understanding indicates that great similarities exist between the death and survival pathways. Based on this expectation of cross-functionality between pathways, an apoptotic approach was used to identify several important molecules in the TCR proliferative signaling pathway, including Lck, SLP-76 and LAT. Similarly, the apoptotic screening strategy described here will allow a rapid discovery of BCR signaling molecules that are involved Ig production and/or secretion in a system with low background. Specific secondary assays will then be used to confirm the cross functionality of the molecules in BCR-induced Ig secretion and B cell proliferation.

      CELL LINE:

      A mature or immature B cell line will be identified by the RMC that is efficiently induced to apoptose upon hypercross-linking or cross-linking with different anti-Ig antibodies.

      PEPTIDE LIBRARY SCREENING AND PROTEIN TARGET IDENTIFICATION:

      The peptide scaffold for the primary libraries described in Screen 1 - 3 will be used to infect 10(8) to 10(9) B cells. Unlike the earlier screens; however, these libraries will not be under Tet control. The cells will be infected, allowed to express the peptide library, and stimulated with (alpha)-Ig (Appendix J). The survivors, containing inhibitory peptides or somatic mutations, will then be subjected to biorescue which transfers the peptide sequences to a naive population of cells (method of transfer described below). Multiple rounds of selection will be performed until the survival rate is sufficiently greater than that of the control. Somatic mutants that survive the initial selection will not be transferred when the peptides are reintroduced into a naive population.

      To obtain phenotypic enrichment in the primary screens, the desired phenotype must be transferred from the enriched library-infected population to a naive population repeatedly. Historically, we have used RT-PCR to rescue library members from the phenotypically desirable cells of one round, then generated a new retroviral library and infected naive cells to enrich once again for the desired phenotype. Although this approach works, uneven amplification decreases overall amplification of real peptide hits from one round to another. Additional rounds of library enrichment can overcome this overall decrease of real hit amplification. However, to avoid the potential problems of RT-PCR and for more efficient transfer of phenotype from one round to the next, we are replacing RT-PCR amplification with a direct biological rescue (Appendix K). Biological rescue involves direct transfer of recombinant retroviral inserts from positively identified cell clones into naive cells for re-testing. By supplying retrovirus proteins gag-pol-env to library-enriched cells, integrated proviral transcripts encoding putative peptide hits are selectively re-packaged and secreted as


                                       6.

new virions capable of infecting new cells. Positive cells can be converted to retroviral producers by superinfection of gag-pol-env genes or alternatively, tetracycline-inducible packaging functions can be pre-engineered into target cell lines. By either strategy, peptides from enriched cells can be selectively transferred to new cells and re-tested for phenotypic effects, eliminating the time-intensive and potentially biased intermediary molecular cloning steps. Proof of principle demonstrating the feasibility of this approach is shown in Appendix L.

      It will take approximately 3-4 rounds of enrichment to identify individual sequences capable of altering phenotype above background. For a discussion of the statistics associated with enrichment, see Appendix M. The most important factor that influences the number of enrichment rounds necessary to identify individual peptide hits is the ratio between real positive hits in the original library and heritable false positives. The frequency of real positive hits is dependent upon the qualitative ability of the over-expressed library member to alter the pathway of interest. Enrichment of real positive peptides becomes less efficient with false positive rates above 2%. For this reason, great effort is placed in developing robust cell lines.

2. SECONDARY ASSAYS TO ASSESS PHYSIOLOGIC CHARACTERISTICS AND SPECIFICITY OF PRIMARY FUNCTIONAL PEPTIDE HITS.

2.1 Secondary assays measuring Ig secretion in B cell lines and primary human PBL B cells stimulated through the BCR.

      After library enrichment, individual sequences shown to modulate BCR signaling and/or Ig secretion will be introduced into a standard set of secondary assays. The overall aim of these assays is to test the specificity and physiologic characteristics of the functional peptide hits. This will be a critical step in prioritizing hits for more intensive investigation. These assays will be performed in B cell lines and primary peripheral blood or splenic B cells. Of primary importance will be the ability of the hits to alter anti-Ig induced Ig secretion either by directly inhibiting secretion or indirectly by blocking activation events leading to Ig secretion. Inhibition of Ig by the hits will be measured by ELISA in both cell lines and primary human B cells. For further confirmation and to assess the mechanism of inhibition, the hits will be tested for their ability to block the alternative splicing of the secretory Ig transcript measured by PCR analysis. The block of the Ig secretory pathway will also be measured by western analysis for the cytoplasmic retention of the smaller form of the Ig heavy chain.

      Functionally validated peptide hits will then be used as bait to isolate their interacting protein targets by genetic (yeast two-hybrid) screening technologies (see section 3 for yeast two-hybrid details). These new interacting partners can be cycled into the functional assays to assess their specific role in Ig secretion. In this manner, activation pathways that mediate multiple functions in Ig secretion can be deconvoluted in a step-wise manner.

2.2 Additional assays to further characterize the specificity of hits that block Ig secretion.

      In addition to secondary assays directly targeting Ig secretion, a combination of generic assays for BCR proliferative responses will also be used to clarify the role or mechanism of the primary hits that block Ig secretion. Such assays (to be determined by RMC) may include calcium influx, 3H-thymidine incorporation, NFAT reporter gene assay,


                                       7.

cell surface marker up-regulation markers (such as IL-1R, IL-2R, IL-6R, CD10, CD23, and CD25), and Ig switching. In addition, the specificity of the hits will be assessed based upon their ability to inhibit TCR-mediated T cell activation, as well as LPS-induced macrophage activation.

      Peptide hits validated in these activation, proliferation, and specificity assays will be cycled into yeast two-hybrid screens as described in section 2.1 and section 3.1.

PATHWAY MAPPING.

FUNCTIONAL MAPPING OF NOVEL B CELL SIGNALING PROTEINS.

3.1 Yeast two-hybrid screening to identify and map proteins that interact with functional peptide hits.

      Peptides that modulate lymphocyte activation do so by binding to intracellular proteins that are members of signal transduction pathways which ultimately lead to diverse phenotypic endpoints in B cells. Identification of functional peptide-target protein pairs in these pathways will enable subsequent screening for low molecular weight compounds that alter T and B cell function.

      Priority peptide hits from the library screens that alter BCR signaling will be subjected to yeast two-hybrid screening to identify their intracellular binding partners (Appendix N). The libraries to be screened will be derived from various populations of B cells. The screening protocol for identification of interacting proteins is summarized in Appendix O. Briefly, sequences encoding the target peptides will be cloned into pAS2-1K to fuse to the C-terminal of GAL4 DNA binding domain. The sequences can also be cloned into pAS2N to fuse to the N-terminal of GAL4 DNA binding domain. Both bait plasmids can be used for subsequent screenings. The bait plasmids will be transformed into the Y190 yeast strain. This yeast strain has the highest sensitivity for yeast two-hybrid screening. Optimal 3AT concentration needed to suppress any HiS background expression will be determined on SD-WH+3AT plates. The cDNA libraries will be fused with the GAL4 activation domain and transformed into the yeast already containing the bait plasmid. At least 20 million transformants from each library will be screened on SD-LWH+3AT plates. HIS+ and LacZ+ clones will be grown up in SD-L liquid medium to retrieve plasmid and for retransformation into Y190 to verify the binding specificity.

      Isolated proteins that are determined to interact with the functional sequence baits will be tested for their ability to affect BCR signaling in the previously discussed secondary assays. The various ways to determine function in the secondary assays is by simple overexpression of the putative target protein and any potential dominant-negative domains, and random mutagenesis to destroy functioning domains (Appendix P).

      INITIAL STEPS FOR TARGET IDENTIFICATION/VALIDATION (SEE FLOWCHART IN APPENDIX Q1 AND Q2).

      It is important to recognize that once a target protein/peptide pair has been identified, the relationship between that target protein and the pathway of interest for that particular cell type is defined by virtue of the functional screen that produced it. False positives arise only if the hit binds to additional proteins not related to the functional pathway of interest. The


                                       8.

binding peptide minimizes this possibility as it binds to only a portion of the cDNA in a manner that regulates the pathway of interest. Below is a protocol to discriminate false positives from pathway-specific protein/peptide target pairs.

      Once the desired change in the phenotype of the library-infected cells is achieved, the cDNAs/peptides responsible will be sequenced. Individual sequences derived from the libraries, and subsequently two-hybrid approaches will be tested for their ability to alter B cell activation as described earlier in Sections 1 and 2. Initial targets are defined as functional cDNAs whose binding peptide can alter its influence on lymphocyte activation in a desired way.

      The protein/peptide pairs can be subjected to numerous secondary assays to confirm their role and specificity in lymphocyte activation/regulation. The type of protein/peptide pairs identified will dictate the exact assays performed. These assays include over-expression in lymphocytes of the target protein, their individual functional domains, dominant negative mutants (large-scale mutagenesis of specific cDNAs to generate libraries of "mutant targets," see Appendix P) and anti-sense mRNA of the target protein sequence. The readouts will include changes in the expression of activation-up-regulated surface proteins, antibody production, cytokine production and proliferation as described in Section 1 and 2. In addition, the ability to revert the phenotype of activated lymphocytes by over-expressing the target protein in cells expressing the inhibitory binding peptide will be tested. These assays will assist the RMC in their determination of targets to be introduced into Novartis small molecule compound screens. Below is a brief description of the rationale and approach for each of the assays described above.

      Over-expression of the full-length target protein or individual functional domains may modulate B cell activation, thereby implicating the specific protein in one of the activation-coupled intracellular regulatory pathways. This can be accomplished very simply with Rigel's retroviral vector system. By using reporter genes downstream of the cDNA encoding the target protein or domain, we can track infected cells and determine the relative production of the target protein/domain. This will allow us to titrate its biological effect as a means to confirm the target protein's role in lymphocyte activation. If overexpression of the protein target influences lymphocyte activation, mutant libraries of the protein can then be screened for loss-of-function as described below.

      Target proteins will be randomly mutated (see Appendix P) and screened in the FACS assays described in Section 1 for mutant proteins that alter lymphocyte activation. Two variations of this approach allow us to narrow our screen of mutant target proteins. One variation is to perform mutagenesis on the target cDNA and then subject the mutagenized target to a two-hybrid screen with the cognate peptide as bait to identify mutants that no longer bind the peptide. These mutant proteins can be tested for loss-of-function in mammalian cells. Alternatively, the peptide can be chemically crosslinked to the target protein to identify the region bound by the peptide using mass spectrometry. Subsequently, the peptide-binding region of the target protein is randomly mutated and the clones screened for their ability to inhibit lymphocyte activation. The advantage of this variation is that the regulatory domain of the target protein is identified.

      A third approach to confirm the role of the target protein in lymphocyte activation is to overcome peptide inhibition by overexpressing the target protein. The screening cell lines are infected with the peptide and its target protein where the target protein under the control


                                       9.

of an inducible promoter such as tetracycline or metallothionein. When the target protein is induced, its ability to outcompete inhibition by the peptide can be tested.

      Some or all of the above methods can be employed to confirm that a protein/peptide pair, identified in the initial screen is functionally relevant. Because of our retroviral technology virtually any strategy of intracellular expression can be utilized to verify protein/peptide target pairs in living cells. It will be the task of the RMC to determine which assays are necessary to sufficiently define a functional protein/peptide pair for the next phase of development, specifically small molecular weight compound screening.

3.2 Additional levels of Yeast two-hybrid screening to identify and map proteins that interact with the functional cDNA target

      The functional cDNA targets identified in 3.1 that bind to the inhibitory peptide will be used as bait to identify its binding partners. This second level of yeast two-hybrid analysis will identify cDNA "ligands" for the target proteins identified by the inhibitory peptides. These ligands will be assessed in a variety of assess to confirm their role in the pathway leading to Ig secretion and/or B cell activation as described in 3.1.

HEADCOUNT

      To run optimally, the T cell project (Project I) and the B cell project (Project II) will each take 12 full-time Rigel FTEs. Listed here are the scientists who would begin working on the B cell project (see Appendix R for an amended list of the scientists who will begin working on the T cell project):

      YING LUO: Dr. Luo is the project director and is the primary supervisor responsible for ensuring that the project hits milestones and objectives in a timely fashion. In addition, he is the head of Genomics and Target Discovery and is responsible for the supervision and data analysis resulting from YTH and HTS FACS analysis/sorting. He will also supervise all aspects of the various constructs, library generation, library enrichment steps, target validation, and target analysis.

      H. MANCEBO: H. Mancebo will coordinate all communication between Rigel and Novartis. She will be responsible for the development of all primary and secondary assays for the screens. She will generate the IgH promoter survival cell lines and oversee their screening. She is responsible for analyzing the function of individual peptide and protein hits in cell lines and primary cells.

      C.A. FU: Dr. Fu is a Scientist who is investigating functional B cell targets and two-hybrid hits. He is involved in developing many of the functional assays related to B cell function.

      TBH: A Scientist is required who will be in charge of retroviral library design and production. The individual will be responsible for the generation of all peptide libraries with their scaffold and localization sequences. He/she will perform library rescue and the subsequent subcloning of the individual peptide hits. The individual will also shuttle hits from the yeast two-hybrid screen to mammalian vectors for post two-hybrid functional analysis.


                                      10.

      A. FRIERA: A. Friera is the Senior Research Associate in charge of retroviral production and tissue culture. She is responsible for conducting the library screens, which involves the generation of the infectious library for each round of enrichment screening and all aspects of tissue culture associated with the screening effort. She is also coordinating and performing biological rescue to transfer enriched peptide clones from one round to the next, as well as RT-PCR isolation of individual peptide sequences.

      C. YOUNG: C. Young is the Research Associate responsible for retroviral vector design and testing. He will generate the retroviral constructs to be used in all the screens. He will be responsible for performing the peptide screens and conducting the rescue of the hits from those screens. He will be involved in the screening for proteins that bind the peptide hits.

      TBH: An additional cell biology Research Associate will be required who will be responsible for all the tissue culture work for the project. He will maintain all the different lymphocyte cell lines, the Phoenix packaging cell line, and the sorted cell populations.

      M. FOX: M. Fox is the Research Assistant in charge of the sequencing core. He will be responsible for all DNA sequencing on this project. This includes sequencing of all rescued libraries to check for enrichment and contamination, all verified peptide hits, and two-hybrid hits. He will coordinate the data entry into the appropriate sequence databases.

      ALEX ROSSI: A. Rossi is a Cell Biology Manager responsible for setting-up and implementing all the FACS-based assays. He will be responsible for adapting all assays for FACS-based sorting. He will perform these assays and sort the library hits. He will also supervise the FACS-associated bioinformatics for all the screens.

      M. SHEN: M. Shen is the Senior Research Associate in charge of two-hybrid screening. She is responsible for setting up and carrying out all the two-hybrid assays, analyzing and isolating full-length clones, and generating the cDNA libraries

      J. LASAGA: J. Lasaga is a molecular biology Research Associate in the target identification group. He is responsible for all the support work on the one- and two-hybrid analyses, including media prep, plate pouring, minipreps, colony picking, gel analysis, and subcloning.

      RESEARCH ASSOCIATE TBH: An additional molecular biology Research Associate will be needed who will be responsible for all the subcloning of hits into expression vectors and execution of secondary assays to verify function in primary cells. This individual will also perform various labor-intensive tasks associated with the screening effort such as peptide rescue, library sequencing and tissue culture.


                                      11.

                                   APPENDIX A

                                    [DIAGRAM]


                                      12.

                                   APPENDIX B

                                    [DIAGRAM]


                                      13.

                                   APPENDIX C

                                    [DIAGRAM]


                                      14.

APPENDIX D

PROTOCOL FOR TRANSFECTION OF PHOENIX CELLS AND INFECTION OF NONADHERENT TARGET CELLS

                                     [DIAGRAM]

Day 1:

Seed phoenix cells (Es or As) in 10cm plates at 5 x 10E6 cells in 6 ml (DMEM + 10% FBS + Pen/Strep) per plate the day before transfection.


Day 2:

Allow all reagents to reach room temperature 30 min. before staring. Add 50 mM chloroquine at 8 microliter/plate (50 microM final) before preparing the transfection solution.

Mix CaPO4 reagents in 15 ml polypropylene tube:
      Per plate:  10 micrograms DNA
                  122 microliters 2M CaCl2
                  876 microliters H2O
                  1.0ml 2X HBS

Add 2X HBS and depress the expulsion button completely to bubble air through the mix for 10 secs. Immediately add mixture gently dropwise to plate. Incubate 3-8 hours.
Remove medium and replace with 6.0 ml DMEM-medium.

Day 3:

Change medium again to 6.0 mls of medium optimal for the cells to be infected. Move to 32 degrees C either in the morning of afternoon depending on the Phoenix cell confluency and whether you will infect at 48 or 72 hrs after transfection.

Day 4 or 5:

Collect virus supernatant form transfected plates (6.0 ml) into 50 ml tubes and add protamine sulfate to a final concentration of 5 micrograms/ml. Pass through a 0.45 microm filter. Count target cells and distribute 10(7) cells per 10cm plate transfected to 50 ml tubes and pellet 5 min. Resuspend each pellet of target cells in virus supernatant and transfer to a 6 well plate at 1.0-1.2 ml per well. Seal plate with parafilm and centrifuge at RT for 30-90 min. at 2500 RPM. Remove parafilm and incubate plate over night at 37 degrees C.

Day 5:

Collect and pellet each well of target cells. Resuspend in 3 ml medium and transfer back to same 6 well plate. Infection can be repeated by refeeding the Phoenix cells with 6ml fresh medium and reinfecting the same cells again up to 3 times to increase % of cells infected (for instance at 48, 56, and 72 hours)

Day 7 or Day 8:

At 48 to 72 hrs. post infection, target cells are ready to analyze for expression.


                                      15.

                                   APPENDIX E

                                    [DIAGRAM]


                                      16.

                                   APPENDIX F

                                    [DIAGRAM]


                                      17.

                                   APPENDIX G

                                    [DIAGRAM]


                                       18.

                                   APPENDIX H

                                    [DIAGRAM]


                                       19.

                                   APPENDIX I

                                    [DIAGRAM]


                                       20.

                                   APPENDIX J

                                    [DIAGRAM]


                                       21.

                                   APPENDIX K

                                    [DIAGRAM]


                                       22.

                                   APPENDIX L

                                   [DIAGRAM]


                                      23.

                                   APPENDIX M

                                   [DIAGRAM]

                                      24.

                                   APPENDIX N

                                   [DIAGRAM]


                                      25.

                                   APPENDIX O

                                   [DIAGRAM]


                                      26.

                                  APPENDIX P(1)

                                   [DIAGRAM]


                                      27.

                                  APPENDIX P(2)

                                   [DIAGRAM]


                                      28.

                  APPENDIX Q1 FLOW CHART FOR FUNCTIONAL SCREENS
                (IDENTIFICATION OF TARGET PROTEIN/PEPTIDE PAIRS)


                                   [DIAGRAM]


                                      29.

                                   APPENDIX Q2

                             TARGET VALIDATION STEPS

                                   [DIAGRAM]


                                      30.

                      RIGEL/NOVARTIS COLLABORATION TIMELINE

                                   [DIAGRAM]


                                      31.

                                    EXHIBIT B

                              NUMBER
                              OF          COMMENCEMENT
      PROJECT                 FTES        DATE
B-1   T-Cell Project          12          Effective Date

B-2   B-Cell Project          12          To be determined

                                    EXHIBIT C

                    LICENCE TERMS UNDER ARTICLES 5.6 AND 6.4

1. DEFINITIONS:

For purposes of this Exhibit C the term

- "Direct Product" shall mean a product developed by Novartis based upon a Rigel-supplied compound or a derivative thereof, the manufacture, use or sale of which in the absence of a licence, would infringe a valid claim (to be defined in a full agreement) of Rigel.

- "Indirect Product" shall mean a product developed by Novartis based upon a Rigel-supplied compound or a derivative thereof and which is not a Direct Product.

2. CONSIDERATION DUE FOR EACH DIRECT PRODUCT:

      (A)   LICENSE EXECUTION AND MILESTONE PAYMENTS

            Upon execution of license                                 $250,000

            Upon start of Phase I Clinical Trials                     $500,000

            Upon NDA submission                                       $1,000,000

            Upon NDA approval                                         $2,000,000

      (B)   ROYALTIES ON ANNUAL NET SALES OF DIRECT PRODUCTS
            DURING PATENT TERM*:

            up to $300 Million                                        4%

            on incremental sales from $300 Million to $500
            Million                                                   5%

            on incremental sales from $500 Million to $750
            Million                                                   6%

            on incremental sales from $750 Million to $1 Billion      7%

            on incremental sales above $1Billion                      8%

            *subject to a deduction from royalty payments of an amount corresponding to 50% of the milestone payments made to Rigel under 2(a), provided, that each royalty payment shall not be reduced by more than 50% of the amount due prior to applying the milestone payment credit

3. CONSIDERATION DUE FOR EACH INDIRECT PRODUCTS:

- License execution and milestone payments equal to 50% of the amounts set forth in 2.(a) above for Direct Products;

-     No royalties.

                                    EXHIBIT D

                              THIRD PARTY LICENSES

Agreement between the Board of Trustees of the Leland Stanford Junior University and Rigel Pharmaceuticals, Inc. dated October 7, 1996

                                    AGREEMENT

      Effective as of October 7, 1996 ("Effective Date"), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD") and RIGEL PHARMACEUTICALS, INC., a Delaware corporation having a principle place of business at 24 Windsor Drive, Hillsborough, CA 94010 ("RIGEL"), agree as follows:

1. BACKGROUND.

      1.1 STANFORD has an assignment of U.S. Patent Application No. 08/589,109, entitled "Methods for Screening for Transdominant Effector Peptides and RNA Molecules" (the "Nolan/Rothenberg Patent Application") claiming an invention developed in the laboratory of Dr. Garry Nolan (the "Invention"), and any Licensed Patent(s), as hereinafter defined, which may claim such Invention.

      1.2 STANFORD has certain biological materials and other know-how ("Know-How"), as herein defined, pertaining to the Invention.

      1.3 STANFORD desires to have the Know-How and Invention perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

      1.4 RIGEL desires a license under said Know-How, Invention, and Licensed Patent(s) in the field of use of gene transfer technologies, including retrovirally mediated nucleic acid libraries, for drug development, drug delivery, drug screening, and target analysis and discovery associated with the development, manufacture, use and sale of Licensed product(s), as defined below.

      1.5 RIGEL acknowledges that certain of the Cell Lines (as defined below) were made in the course of research supported by Progenesys.

      1.6 The patent application entitled "Methods for Screening for Transdominant Intracellular Effector Peptides and RNA Molecules," which claims technology useful in the field and which was developed in the laboratory of Dr. Garry Nolan (the "Nolan Patent Application"), has previously been assigned to RIGEL.

2. DEFINITIONS.

      2.1 "LICENSED BIOLOGICAL MATERIALS" means the materials listed on Exhibit A, including certain vector libraries ("Vector Libraries") and cell lines ("Cell Lines") set forth therein, as amended from time to time upon the parties' mutual written consent.

      2.2 "LICENSED KNOW-HOW" means all know-how necessary or useful for the commercial exploitation of the Licensed Patents in the Licensed Field of Use, including without limitation all know-how, trade secrets, protocols, information, processes or other subject matter which is either disclosed in the Nolan/Rothenberg Patent Application, or necessary or useful to


                                       1.

practice the licenses granted to RIGEL in this Agreement with respect to the Invention. Licensed Know-How excludes the Licensed Patents and includes the Licensed Biological Materials.

      2.3 "LICENSED PATENT(S)" means any Letters Patent, both foreign (subject to Section 7) and domestic, issued upon (i) the Nolan/Rothenberg Patent Application (STANFORD's U.S. Patent Application Serial Number 08/589,109, filed January 23, 1996), (ii) any substitutions, divisionals, continuations, and continuations-in-part (to the extent such continuations-in-part claim subject matter disclosed in the Nolan/Rothenberg Patent Application as filed on January 23, 1996 and to the extent that the practice of an invention claimed in a Licensed Patent issuing from a patent application other than such continuation-in-part would infringe a claim of Licensed Patent issuing from such continuation-in-part), and (iii) any foreign counterparts of (i) or (ii).

      2.4 "LICENSED TECHNOLOGY" means the Licensed Patent(s) and the Licensed Know-How.

      2.5 "LICENSED PRODUCT(S)" means:

            (a) any product, the manufacture, use, sale, offer for sale or import of which:

                  (1) is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention (claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken), or

                  (2) is covered by any claim being prosecuted in a pending application directed to the Invention, which claim has not been pending for more than three (3) years from first filing of such claim;

            (b) any product which directly incorporates any of the Licensed Biological Materials; or

            c) any product which would not, but for the use of the Licensed Biological Materials, have been identified, discovered, or developed.

      2.6 "NET SALES" means the gross revenue derived by RIGEL and/or RIGEL's sublicensee(s) from the sales of Licensed Product(s), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by RIGEL or RIGEL's sublicensee(s), are included in such gross revenue, and are separately billed:

            a) Import, export, excise and sales taxes, and custom duties;
            b) Credit for returns, allowances, trades, or retroactive price adjustments;
            c) Transportation charges, issuances and allowances;
            d) Discounts actually allowed; or
            e) Royalties payable to third parties on the manufacture, use, sale, offer for sale or import of Licensed Products.

      2.7 "LICENSED FIELD OF USE" means the use of gene transfer technologies, including retrovirally mediated nucleic acid libraries, for drug development, drug delivery, and target


                                       2.

analysis and discovery. Solely with respect to the phiNX Cell Lines set forth on Exhibit A, the Licensed Field of Use excludes the use of such Cell Lines, derivatives or vectors thereof or other tangible products that are a direct lineal descendent from such Cell Lines (although obtained in any manner therefrom), wherein cells treated with any one or more of the aforementioned materials are contained within a human subject or are subsequently transplanted into a human subject.

      2.8 "EXCLUSIVE" means that, subject to Article 4, STANFORD shall not grant further licenses in the Licensed Field of Use.

3. GRANT.

      3.1 STANFORD hereby grants and RIGEL hereby accepts a worldwide license in the Licensed Field of Use under STANFORD's right, title and interest in the Licensed Patents and the Vector Libraries to make, use, sell, offer for sale and import Licensed Product(s).

      3.2 The license granted in Section 3.1 is Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term (the "Exclusivity Term") commencing as of the Effective Date and ending on the first to occur of the following:

            (a) twenty (20) years from the Effective Date; or

            (b) ten (10) years from the date of first commercial sale of a Licensed Product(s) by RIGEL or RIGEL's sublicensee(s). RIGEL agrees to promptly inform STANFORD in writing of the date of first commercial sale of Licensed Products. After expiration of the Exclusivity Term, said license shall become nonexclusive and continue indefinitely.

      3.3 STANFORD additionally grants, and RIGEL hereby accepts, a worldwide, nonexclusive license in the Licensed Field of Use under STANFORD's right, title and interest in the Licensed Know-How other than the Vector Libraries to make, use, sell, offer for sale and import Licensed Product(s). The term of such nonexclusive license shall commence upon the Effective Date and continue indefinitely.

      3.4 Notwithstanding the Exclusive license granted to RIGEL pursuant to Sections 3.1 and 3.2, STANFORD shall have the right to practice the Licensed Patents and to use the Vector Libraries for non-commercial, academic research purposes.

4. GOVERNMENT RIGHTS.

      This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or produced in the United States be "manufactured substantially in the United States," and RIGEL agrees to take all reasonable action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to the Invention. STANFORD agrees to provide reasonable assistance to RIGEL in the event RIGEL decides to seek a waiver under such domestic manufacture requirement.


                                       3.

5. DILIGENCE.

      5.1 As an inducement to STANFORD to enter into this Agreement, RIGEL agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). RIGEL shall demonstrate such diligence to STANFORD by achieving proof of principle through written documentation of the following within eighteen (18) months after the Effective
Date:

            a) Construction of a retroviral vector library;

            b) Infection of cells with such vector library;

            c) Detection of a physiological response to such infection in an infected cell; and

            d) Isolation and analysis of the peptide eliciting such physiological response from the cell.

      5.2 If RIGEL is unable to demonstrate proof of principle within eighteen (18) months after the Effective Date, STANFORD may elect to narrow the definition of the Licensed Field of Use to include only the use of retrovirally mediated nucleic acid libraries for drug development, drug delivery, drug screening, and target analysis and discovery, by providing written notice to RIGEL thereof. Additionally, RIGEL shall provide to STANFORD within eighteen (18) months after the Effective Date a plan for the development and commercialization of Licensed Products (a "Development Plan"). STANFORD shall comment upon and approve such plan, which approval shall not be unreasonably withheld. After the Development Plan is approved by STANFORD, RIGEL shall use reasonable efforts to diligently perform its obligations under such Development Plan. If Stanford reasonably believes that RIGEL is not using reasonable efforts to perform the Development Plan, STANFORD may so notify RIGEL. The parties shall promptly thereafter meet to discuss RIGEL's progress under the Development Plan, and shall develop a mutually agreeable plan for remedying any such lack of diligence ( the "Proposed Remedy"). If RIGEL fails to perform the Proposed Remedy within one hundred and eighty (180) days after the Proposed Remedy is agreed upon, STANFORD may elect to narrow the definition of the Licensed Field of Use to include only the use of retrovirally mediated nucleic acid libraries for drug development, drug delivery, and target analysis and discovery by providing written notice to RIGEL. If RIGEL then fails to perform the Proposed Remedy within ninety (90) days after receiving STANFORD's notice that it has elected to so narrow the Licensed Field of Use definition, then STANFORD may elect to convert the Exclusive License granted to RIGEL pursuant to Sections 3.1 and
3.2 to a nonexclusive license for the remaining term of this Agreement.

      5.3 PROGRESS REPORT. On or before each anniversary of the Effective Date until RIGEL markets a Licensed Product(s), RIGEL shall make a written annual report to STANFORD covering RIGEL's progress during the preceding year toward commercial use of Licensed Product(s). Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy relevant reporting requirements of the U.S. Government and to ascertain progress by RIGEL toward meeting the diligence requirements of this Article 5.


                                       4.

6. ROYALTIES.

      6.1 RIGEL agrees to pay to STANFORD a noncreditable, nonrefundable license issue royalty of Twenty Thousand Dollars ($20,000) half of which shall be paid within forty-five (45) days after the Effective Date and the balance of which shall be on the first anniversary of the Effective Date.

      6.2 Upon each anniversary of the Effective Date, RIGEL shall also pay to STANFORD a Minimum Annual Royalty as follows:

      Anniversary of Effective Date             Minimum Annual Royalty Due
            First and Second                          $10,000
            Third through Seventh                     $20,000
            Eighth and Thereafter                     $40,000

Said Minimum Annual Royalty payments are nonrefundable but they are creditable against earned royalties to the extent provided in Paragraph 6.5. The foregoing Minimum Annual Royalty payment shall be decreased by fifty percent (50%) if either:

            (i) Stanford abandons all patent applications from which Licensed Patent(s) could issue prior to the time that any Licensed Patent(s) issue; or

            (ii) Stanford elects to narrow the definition of the Licensed Field of Use pursuant to Section 5.2.

      6.3 If Rigel grants to a third party a sublicense under the Licensed Technology solely for research, and not commercialization purposes (a "Research Sublicense"), Rigel shall also pay to STANFORD a milestone payment equal to one percent (1%) of any research milestone payment that RIGEL receives as consideration for the grant of such Research Sublicense. RIGEL shall pay such amount to STANFORD within sixty (60) days after RIGEL receives such research milestone payment.

      If RIGEL grants to a third party a sublicense under the Licensed Technology which includes the right to sell and offer for sale Licensed Products (a "Commercialization Sublicense"), RIGEL shall pay to STANFORD a sublicense fee as follows:

      First Sublicense Granted                  $10,000
      Second Sublicensed Granted                $20,000
      Each Additional Sublicense Granted        $30,000

RIGEL shall pay such sublicense fees to STANFORD within sixty (60) days after the effective date of each Commercialization Sublicense.

      6.4 In addition, RIGEL shall pay STANFORD earned royalties equal to (i) 0.5% of Net Sales of Licensed Products set forth in Sections 2.5(a) and 2.5(b), or 0.25% of Net Sales of Licensed Products which can only be categorized under
Section 2.5(c). If a Licensed product


                                       5.

can be included in more than one of Sections 2.5(a), 2.5(b) or 2.5(c), the royalty rate due to STANFORD on Net Sales of such Licensed Product shall be 0.5%.

      6.5 As further consideration for the license granted to RIGEL under this Agreement, RIGEL shall issue to STANFORD forty thousand (40,000) shares of Preferred Stock of RIGEL, pursuant to a Stock Purchase Agreement. If such number of shares shall equal less than three tenths of one percent (0.3%) of the total outstanding shares of RIGEL's stock at any time during the period from the date of issuance of such stock until one (1) year thereafter, STANFORD and RIGEL shall discuss whether RIGEL shall adjust the number of shares issued to Stanford under this Section 6.5.

      6.6 Creditable payments under this Agreement shall be an offset to RIGEL against up to fifty percent (50%) of each earned royalty payment which RIGEL would be required to pay pursuant to Paragraph 6.4 until the entire credit is exhausted.

      6.7 If this Agreement is not terminated in accordance with other provisions hereof, RIGEL's obligation to pay royalties hereunder shall continue until ten (10) years after first commercial sale of Licensed Products.

      6.8 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by RIGEL and are not deductible from the payments due STANFORD.

      6.9 Within thirty (30) days after receipt of a statement from STANFORD, RIGEL shall reimburse STANFORD for all costs incurred by STANFORD, including those costs incurred prior to the Effective Date, in connection with the preparation, filing and prosecution of all patent applications and maintenance of patents corresponding to the Invention.

7. PATENT RIGHTS.

      STANFORD shall have the obligation to file, prosecute and maintain all patent applications and patents included in the Licensed Patents. STANFORD will provide RIGEL with an opportunity to review and comment upon the prosecution strategy and to consult with STANFORD on the content of patent filings, and will provide copies of any correspondence relating to patent applications and patents included in the Licensed Patents to RIGEL or a designee of RIGEL. RIGEL shall have the right to designate, in its sole discretion, those foreign countries in which STANFORD will file, prosecute and maintain patents and patent applications included in the Licensed Patents. STANFORD may propose to file, prosecute and maintain a Licensed Patent in a country which RIGEL has not designated pursuant to this Section 7. If RIGEL agrees to such designation, it shall reimburse STANFORD costs of such filing, prosecution of maintenance of such patent or patent applications pursuant to Section 6.9 and such patent or patent applications shall be included in the Licensed Patents. If RIGEL does not agree to such proposal, STANFORD may elect to proceed with such filing, prosecution or


                                       6.

maintenance at its own expense, and such patent or patent applications shall not be included in the Licensed Patents.

8. ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING.

      8.1 QUARTERLY EARNED ROYALTY PAYMENT AND REPORT. Beginning with the first sale of a Licensed Product, RIGEL shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within thirty (30) days after the end of each calendar quarter. This report shall be in the form of the report of Appendix B and shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.4 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, RIGEL shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

      8.2 ACCOUNTING. RIGEL agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers serial numbers and related information in sufficient detail to enable the royalties payable hereunder by RIGEL to be determined. RIGEL further agrees to permit its books and records to be examined by STANFORD from time to time to the extent necessary to verify reports provided for in Paragraph 8.1. Such examination is to be made by STANFORD or its designee, at the expense of STANFORD, except in the event that the results of the audit reveal an underreporting of royalties due STANFORD of five percent (5%) or more, then the audit costs shall be paid by RIGEL.

9. NEGATION OF WARRANTIES.

      9.1 Nothing in this Agreement is or shall be construed as:

            a) A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

            b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

            c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 13;

            d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s); or

            e) An obligation to furnish any technology or technological information other than the Licensed Technology.


                                       7.

      9.2 Except as expressly set forth in the Agreement STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

      9.3 RIGEL agrees that nothing in this Agreement grants RIGEL any express or implied license or right under or to:

            a) U.S. Patent No. 4,237,224, "Process for Producing Biologically Functional Molecular Chimeras"; U.S. Patent No. 4,468,464 and U.S. Patent No. 4,740470, both entitled, "Biologically Functional Molecular Chimeras" (collectively known as the Cohen/Boyer patents), or reissues thereof; or

            b) U.S. Patent 4,656,134 "Amplification of Eucaryotic Genes" or any patent application corresponding thereto.

      9.4 STANFORD warrants that it has all right, power and authority necessary to grant the licenses set forth in Article 3 to RIGEL, and that it has not, and will not during the term of this Agreement, grant any right to any third party which would conflict with the rights granted to RIGEL hereunder.

10. INDEMNITY.

      10.1 RIGEL agrees to indemnify, hold harmless, and defend STANFORD and Stanford Health Services and their respective trustees, officers, employees, students, and agents against any and all claims by third parties for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of the Invention, Licensed Technology, or Licensed Product(s) by RIGEL or RIGEL's sublicensee(s) or customers.

      10.2 STANFORD shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. STANFORD shall not have any responsibilities or liabilities whatsoever with respect to Licensed Product(s).

      10.3 RIGEL shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

      10.4 In addition to the foregoing, RIGEL shall maintain Comprehensive General Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of RIGEL and its sublicensee(s) in the amounts and during the periods specified herein. Such insurance shall provide minimum limits of liability of One Million Dollars ($1,000,000) as of the first anniversary of the date upon which RIGEL first leases a facility in which it will


                                       8.

conduct research and development activities, and of Five Million Dollars ($5,000,000) as of the commencement of human clinical trials of Licensed Products. Such insurance shall include STANFORD, Stanford Health Services, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At STANFORD's request, RIGEL shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD. RIGEL shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of RIGEL shall be primary coverage; insurance of STANFORD or Stanford Health Services shall be excess and noncontributory.

11. MARKING.

Prior to the issuance of patents on the Invention, RIGEL agrees to mark Licensed Product(s) (or their containers or labels) made, sold, or otherwise disposed of by it under the licenses granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

12. STANFORD NAMES AND MARKS.

RIGEL agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the pubic or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD or the Stanford University Hospital, or that is associated with either of them, without STANFORD's prior written consent, except as required by law. STANFORD shall not unreasonably hold consent under this Section 12.

13. INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS.

      13.1 RIGEL shall promptly inform STANFORD of any suspected infringement of any Licensed Patent(s) by a third party. During the Exclusive period of this Agreement, STANFORD and RIGEL each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:

            a) If STANFORD and RIGEL agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. RIGEL and STANFORD shall agree to the manner in which they shall exercise control over such action. STANFORD may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by STANFORD;

            b) In the absence of agreement to institute a suit jointly, STANFORD may institute suit, and, at its option, join RIGEL as a plaintiff. If STANFORD decides to institute suit, then it shall notify RIGEL in writing. STANFORD shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; and


                                       9.

            c) In the absence of agreement to institute a suit jointly and if STANFORD notifies RIGEL that it has decided not to join in or institute a suit, as provided in (a) or (b) above, RIGEL may institute suit and, at its option, join STANFORD as a plaintiff. RIGEL shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement, provided, however, that any recovery in excess of litigation costs shall be deemed to be Net Sales, and RIGEL shall pay STANFORD royalties thereon at the rates specified herein.

      13.2 Should either STANFORD or RIGEL commence a suit under the provisions of Paragraph 13.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and RIGEL.

14. SUBLICENSE(S).

      14.1 RIGEL may grant sublicense(s) under its Exclusive license rights during the Exclusivity Term. RIGEL may grant sublicense(s) under nonexclusive license rights, if such sublicense is in conjunction with a sublicense of other RIGEL proprietary technology.

      14.2 If RIGEL is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicense(s), RIGEL will, at STANFORD's request negotiate in good faith a sublicense(s) hereunder on commercially reasonable terms.

      14.3 Any sublicense(s) granted by RIGEL under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

            a) Sublicense terms and conditions shall reflect that any sublicensee(s) shall not grant a sublicense to a third party; and

            b) The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement.

      Any such sublicense(s) also shall expressly include the provisions of Articles 8, 9, and 10 for the benefit of STANFORD and provide for the transfer of all obligations including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

      14.4 RIGEL agrees to provide STANFORD a copy of any sublicense(s) granted pursuant to this Article 14.

15. TERMINATION.

      15.1 RIGEL may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the Effective Date of termination selected by RIGEL.

      15.2 STANFORD may terminate this Agreement if RIGEL:


                                      10.

            a) Is in default in payment of royalty or providing of reports;

            b) Is in material breach of any provision hereof; or

            c) Intentionally provides any false report;

and RIGEL fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by STANFORD.

      15.3 Surviving any termination are:

            a) RIGEL's obligation to pay royalties accrued or accruable;

            b) Any cause of action or claim of RIGEL or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

            c) The provisions of Articles 8, 9, and 10.

16. ASSIGNMENT.

      This Agreement may not be assigned by either party without the express written consent of the other party, except that RIGEL may assign the Agreement in connection with a merger, consolidation or sale of all or substantially all of RIGEL's assets.

17. DOUBLE PATENTING CONTINGENCY.

      If the PTO rejects the claims of the Nolan/Rothenberg Patent Application for double patenting in view of the claims of the Nolan Patent Application, or the claims of the Nolan Patent Application for double patenting in view of the claims of the Nolan/Rothenberg Patent Application, then RIGEL may elect to assign its right, title and interest in the Nolan Patent Application to STANFORD, in which case STANFORD shall grant to RIGEL an irrevocable, exclusive, worldwide, royalty-free license under STANFORD's right, title and interest in the Nolan Patent Application for all purposes.

18. ARBITRATION.

      18.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

      18.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by RIGEL and STANFORD within thirty
(30) days of such arbitration request. Judgement upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.


                                      11.

      18.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court.

      18.4 Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

19. NOTICES.

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail registered or certified, and addressed as follows:

            To STANFORD:      Office of Technology Licensing
                              Stanford University
                              900 Welch Road, Suite 350
                              Palo Alto, CA 94304-1850

                              Attention: Director

                  To RIGEL:   24 Windsor Drive
                              Hillsborough, CA 94010

                              Attention: Dr. Donald G. Payan

Either party may change its address upon written notice to the other party.

20. WAIVER

None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

21. APPLICABLE LAW.

This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

22. SEVERABILITY.

      If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

23. ENTIRE AGREEMENT.

      This Agreement, together with the Exhibits attached hereto, embodies the entire understanding of the parties and shall supercede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by duly authorized representatives of both parties.


                                      12.

24. COUNTERPARTS.

      This Agreement may be executed in counterparts, with the same force and effect as if the parties had executed the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

                                         THE BOARD OF TRUSTEES OF THE LELAND
                                         STANFORD JUNIOR UNIVERSITY

                                         Signature  /s/ Katherine Ku
                                                   ---------------------------
                                         Name  Katherine Ku
                                             ---------------------------------
                                         Title  Director, Technology Licensing
                                              --------------------------------
                                         Date  October 7, 1996
                                             ---------------------------------

                                         RIGEL PHARMACEUTICALS, INC.

                                         Signature  /s/ Donald G. Payan
                                                   --------------------------
                                         Name  Donald G. Payan
                                             ---------------------------------
                                         Title  President & CEO
                                              --------------------------------
                                         Date  10/9/96
                                             ---------------------------------


                                      13.

                                    EXHIBIT A

                         MATERIALS FROM NOLAN LAB TO BE
                                LICENSED TO RIGEL

Vector Libraries
----------------

1.    Random peptide library in pMSCU & Bst X1
2.    SH-3 first generation library
3.    CPP32 inhibitor peptide library
4.    SH-3 second generation library
5.    Coiled-coil library


Plasmids
--------

1.    pMSCU SD & Bst X1
2.    pBabc Pur
3.    pMSCU SD - IRES neo Bst X1
4.    p5 & MD


Cell Lines
----------

1.    phiNX cell lines - gp, eco, ampho
2.    293 T


                                       1.

                                    EXHIBIT B

                              SAMPLE REPORTING FORM
                              ---------------------

Stanford Docket No. S______-________

This report is provided pursuant to the license agreement between Stanford University and _______________________________________________________________.

License Agreement Effective Date: __________________________

Report Covering Period              _________
Fixed Fees (Annual Minimum Payment) $________
Number of Sublicenses Executed      _________
Net Sales                           $________
Royalty Calculation                 _________
Royalty Subtotal                    $________
Credit                              $________
Royalty Due                         $________

Comments:


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